EXHIBIT 99.3

AGREEMENT AND PLAN OF MERGER

dated as of

February 12, 2014

among

COLFAX CORPORATION

HUGO MERGER CO.

VICTOR TECHNOLOGIES HOLDINGS, INC.

and

IRVING PLACE CAPITAL MANAGEMENT, L.P.

(solely in its capacity as the Securityholders’ Representative)

i

Table of Contents

(Continued)

ii

Table of Contents

(Continued)

EXHIBITS

EXHIBIT A:	ESCROW AGREEMENT
EXHIBIT B:	WORKING CAPITAL CALCULATION
EXHIBIT C:	OPTION SURRENDER FORM
EXHIBIT D:	LETTER OF TRANSMITTAL
EXHIBIT E:	PRODUCT DEVELOPMENT OR COMMISSIONS

iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of February 12, 2014, Colfax Corporation, a Delaware corporation (“Parent”), Hugo Merger Co., a Delaware corporation and a direct, wholly-owned subsidiary of Parent (“Merger Subsidiary”), Victor Technologies Holdings, Inc., a Delaware corporation (the “Company”), and Irving Place Capital Management, L.P., a Delaware limited partnership (“IPC”), solely in its capacity as the Securityholders’ Representative.

WHEREAS, the parties intend that Merger Subsidiary be merged with and into the Company, with the Company surviving that merger upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Board of Directors of the Company (the “Board of Directors”) has unanimously (i) determined that this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of the Company’s shareholders, (ii) approved, adopted and declared advisable this Agreement, the Merger and the other transactions contemplated hereby, and (iii) resolved to recommend approval and adoption of this Agreement by the Company’s shareholders;

WHEREAS, this Agreement will be adopted, and the transactions contemplated hereby will be approved, by the written consent of the Stockholders holding at least a majority of the outstanding voting stock of the Company in accordance with Section 228 of Delaware Law (the “Written Consent”) as promptly as practicable but not later than twenty-four hours following the execution and delivery of this Agreement by all parties hereto; and

WHEREAS, the board of directors of Parent as the sole shareholder of Merger Subsidiary, and the board of directors of Merger Subsidiary, have adopted and approved this Agreement and the Merger upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. As used herein, the following terms have the following meanings:

“1933 Act” means the Securities Act of 1933, as amended.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“Additional Consideration” means, if the Effective Time occurs after August 15, 2014, an amount equal to $100,000 for each day commencing on, and including August 15, 2014, and ending on and including the Closing Date.

“Additional Escrow Account” means the escrow account in respect of the Additional Escrow Amount established pursuant to the Escrow Agreement.

“Additional Escrow Amount” means an amount equal to $3,600,000.

“Adjustment Amount” means the net amount (which may be positive or negative) of all increases or decreases to the Closing Date Merger Consideration pursuant to Sections 2.06(b)-(d).

“Adjustment Amount Per Share” means the quotient of (a) the Adjustment Amount over (b) the Fully-Diluted Shares.

“Adjustment Escrow Account” means the escrow account in respect of the Adjustment Escrow Amount established pursuant to the Escrow Agreement.

“Adjustment Escrow Amount” means an amount equal to $10,000,000.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Applicable Law” means, with respect to any Person, any law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as the same may be amended from time to time unless expressly specified otherwise herein.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Closing Date Cash and Cash Equivalents” means the sum of the fair market value (expressed in United States dollars) of all cash and cash equivalents as defined by and determined in accordance with GAAP applied on a consistent basis with the Company SEC Documents (including marketable securities and short term investments) of the Company and its Subsidiaries, excluding any Trapped Cash, in each case as of the close of business on the day immediately preceding the Closing Date. For cash and cash equivalents (including marketable securities and short term investments) held in non-United States dollars, the amount of such cash and cash equivalents (including marketable securities and short term investments) will be determined by using spot exchange rates at 6:00 p.m. Eastern time on the day immediately preceding the Closing Date to denominate the value of such cash and cash equivalents (including marketable securities and short term investments) in United States dollars. There will be no adjustment to the Closing Date Merger Consideration for taxes payable if Parent chooses to repatriate any cash and cash equivalents (including marketable securities and short term investments) to the United States or any other jurisdiction.

“Closing Date Funded Indebtedness” means the Funded Indebtedness as of the close of business on the day immediately preceding the Closing Date.

“Closing Date Merger Consideration” equals (i) the Enterprise Value, plus (ii) Estimated Cash and Cash Equivalents, plus (iii) the aggregate exercise price of all In-the-Money Options outstanding immediately prior to the Effective Time, plus (iv) the amount, if any, by which the Estimated Working Capital exceeds the Target Working Capital, minus, (v) the amount, if any, by which the Estimated Working Capital is less than the Target Working Capital, minus (vi) Estimated Closing Date Funded Indebtedness, minus (vii) Estimated Unpaid Company Transaction Expenses, minus (viii) Unfunded Pension/OPEB Obligation Amount, minus (ix) the Debt Breakage Cost, minus (x) the Adjustment Escrow Amount, minus (xi) the Additional Escrow Amount, minus (xii) the Securityholders’ Representative Expense Amount, minus (xiii) the aggregate Liquidation Preference Amount, plus (xiv) the Additional Consideration, if any.

“Closing Date Per Share Merger Consideration” equals the quotient of (a) the Closing Date Merger Consideration, over (b) the Fully-Diluted Shares.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company 10-Q” means the Public Subsidiary’s quarterly report on Form 10-Q of the fiscal quarter ended September 30, 2013.

“Company Balance Sheet” means the consolidated balance sheet of the Public Subsidiary and its Subsidiaries as of September 30, 2013 and the footnotes thereto set forth in the Company 10-Q.

“Company Balance Sheet Date” means September 30, 2013.

“Company Common Stock” means the common stock, $0.01 par value, of the Company.

“Company Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by the Company to Parent and Merger Subsidiary.

“Company Intellectual Property” means all (i) Company Owned Intellectual Property and (ii) Intellectual Property used or held for use by the Company or its Subsidiaries in the conduct of their respective businesses.

“Company Owned Intellectual Property” means all Intellectual Property owned by the Company or any of its Subsidiaries and includes all Intellectual Property listed on Section 4.17 of the Company Disclosure Schedule.

“Contract” means any legally binding contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit, lease, license or use and occupancy agreement.

“Credit Agreement” means that certain Fourth Amended and Restated Credit Agreement, dated as of December 3, 2010, as amended October 30, 2013, by and among the

Public Subsidiary, the other Subsidiaries of the Company party thereto, the lenders party thereto from time to time and General Electric Capital Corporation as agent (as the same may be amended, modified or otherwise supplemented from time to time).

“Debt Breakage Cost” means an amount equal to the outstanding face value of the Senior Notes multiplied by the call premium percentage then in effect under the Indenture.

“Defined Benefit Plans” means the defined benefit pension plans of the Company and its Subsidiaries listed on Section 4.16(a) of the Company Disclosure Schedule.

“Delaware Law” means the Delaware General Corporation Law, as amended.

“Eligible Closing Date” means any Business Day other than a Business Day occurring during the period commencing March 17, 2014 through March 28, 2014, inclusive, or June 16, 2014 through June 27, 2014, inclusive.

“Enterprise Value” equals $947,300,000.

“Environmental Law” means any Applicable Law relating to pollution, the protection, restoration or remediation of or prevention of harm to the environment or natural resources, or the protection of human health and safety from the presence of Hazardous Substances, including Applicable Laws relating to: (i) the exposure to, or Releases or threatened Releases of, Hazardous Substances; (ii) the generation, manufacture, processing, distribution, use, treatment, containment, disposal, storage, transport or handling of Hazardous Substances; or (iii) recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances.

“Environmental Permits” means all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Authorities required by Environmental Laws and affecting, or relating to, the business of the Company or any of its Subsidiaries as conducted as of the date of this Agreement.

“Equity Incentive Plan” means the Victor Technologies Holdings, Inc. Amended and Restated 2010 Equity Incentive Plan (as amended from time to time).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

“Escrow Agent” means Citibank, N.A.

“Escrow Agreement” means the escrow agreement to be entered into at Closing by Parent, Representative and the Escrow Agent in substantially the form attached hereto as Exhibit A.

“FCPA” shall mean United States Foreign Corrupt Practices Act of 1977, as amended.

“Final Merger Consideration” equals (i) Closing Date Merger Consideration, plus (ii) any positive Adjustment Amount or minus any negative Adjustment Amount, plus (iii) any portion of the Adjustment Escrow Amount, the Additional Escrow Amount and/or the Securityholders’ Representative Expense Amount that is ultimately released to a Securityholder pursuant to and in accordance with the terms of this Agreement and the Escrow Agreement.

“Final Per Share Merger Consideration” equals the quotient obtained by dividing (a) the Final Merger Consideration, over (b) the Fully-Diluted Shares.

“Fully-Diluted Shares” equals the sum of (a) the aggregate number of Outstanding Shares, and (b) the aggregate number of shares of Company Common Stock issuable upon the exercise of all In-the-Money Options outstanding immediately prior to the Closing.

“Funded Indebtedness” equals, without duplication, with respect to the Company and its Subsidiaries (a) the outstanding principal amount of and accrued and unpaid interest, (i) on the Senior Notes, (ii) under the revolving credit facility of the Credit Agreement, (iii) under the capitalized lease obligations (as determined in accordance with GAAP applied on a consistent basis with the Company SEC Documents), plus (b) out-of the-money foreign currency hedges (valued in accordance with GAAP applied on a consistent basis with the Company SEC Documents) (provided that prior to closing, the Company or its Subsidiaries may cash out any in-the-money or out-of the-money foreign currency hedges), plus (c) deferred purchase price of assets (other than trade payables), plus (d) any indebtedness incurred and existing pursuant to Section 6.01(h) not otherwise included in clauses (a), (b) and (c) above, minus (e) Tax refunds in Australia and Malaysia, each in the amount set forth on Section 1.01 (a) of the Company Disclosure Schedule (but only to the extent not included in Closing Date Cash and Cash Equivalents for purposes of determining the Closing Date Merger Consideration). For the purposes of clarity, the sum of the principal amount of the Senior Notes outstanding and the accrued interest for the purpose of calculating Funded Indebtedness shall only include the actual principal outstanding and actual accrued interest, excluding any potential gross-up for change of control premium, call premium or other cost of early retirement and excluding any interest on the Senior Notes that accrues after the Closing to the extent of a satisfaction and discharge of the Senior Notes under the Indenture at or following the Closing. “Funded Indebtedness” will not include (t) any amounts set forth on Exhibit E (Product Development or Commissions), (u) obligations under operating leases, (v) undrawn portion of any letters of credit, (w) intercompany obligations or liabilities, (x) any Unfunded Pension/OPEB Liabilities, (y) amounts included as Unpaid Company Transaction Expenses or (z) the Securityholders’ Representative Expense Amount.

“GAAP” means United States generally accepted accounting principles, in effect as of a particular measurement date, consistently applied.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency, commission or official, including any political subdivision thereof, or any non-governmental self-regulatory agency, commission or authority.

“Hazardous Substance” means any chemical, substance, waste or material, or combination thereof, that is listed or defined as a “pollutant,” a “contaminant,” “toxic,” “radioactive,” “ignitable,” “corrosive,” “reactive,” “hazardous” or words of similar meaning under any Environmental Law, including petroleum or petroleum distillates, asbestos or asbestos containing materials and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indenture” means that certain indenture agreement, by and among the Public Subsidiary, certain subsidiaries as Guarantors (as defined in the Indenture), and U.S. Bank National Association as Trustee and Collateral Trustee (both terms as defined in the Indenture), dated as of December 3, 2010 (as the same may be amended, modified or otherwise supplemented from time to time).

“Intellectual Property” shall mean (i) trademarks, service marks, brand names, certification marks, trade dress, domain names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; (ii) inventions and discoveries, whether patentable or not, in any jurisdiction; patents, applications for patents (including, without limitation, divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; (iii) trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any Person (the “Trade Secrets”) and all other proprietary information, know-how, processes, formulae, methodologies and models; (iv) writings and other tangible works, whether copyrightable or not, in any jurisdiction, and any and all copyright rights, including such rights in IT Assets, whether registered or not; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and (v) moral rights, database rights, design rights, industrial property rights, publicity rights, privacy rights and rights to personal information.

“In-the-Money Option” means each Option with an exercise price per share of Company Common Stock subject to such Option that is less than the Closing Date Per Share Merger Consideration.

“In-the-Money Option Cancellation Payment” means, as to each In-the-Money Option, an amount equal to the product of (i) the amount by which the Closing Date Per Share Merger Consideration exceeds the exercise price per share of the applicable In-the-Money Option, multiplied by (ii) the number of shares of the Company Common Stock that would otherwise be issuable upon the exercise of such In-the-Money Option.

“IT Assets” means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation owned by the Company or its Subsidiaries or licensed or leased by the Company or its Subsidiaries pursuant to written agreement (excluding any public networks).

“knowledge of the Company” means the actual knowledge after due inquiry of the individuals set forth on Section 1.01(b) of the Company Disclosure Schedule.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance, right of first refusal, option, or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Liquidation Preference Amount” shall have the meaning ascribed to such term in the certificate of incorporation of the Company.

“Material Adverse Effect” means any event, change, effect, development, state of facts, condition, circumstance or occurrence (collectively, a “Change”) that (a) has or would be reasonably expected to have a material adverse effect upon the financial condition, business, or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that any adverse Change arising from or related to the following (by itself or when aggregated or taken together with any and all other Changes) shall not be deemed to be or constitute a Material Adverse Effect and shall not be taken into account in determining whether a Material Adverse Effect has occurred (i) Changes affecting the economy generally or affecting financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index, or changes in interest rates or exchange rates), (ii) Changes that are generally applicable to the cutting, welding and gas control industries (including increases in the cost of products, supplies and materials purchased from third party suppliers), (iii) any Changes to national or international political conditions, including the engagement or escalation by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or escalation of any military or terrorist attack upon the United States or any other country, or any of their respective territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States or any other country, (iv) Changes in weather, meteorological conditions or climate, pandemics, or natural disasters (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences) affecting the business of the Company and its Subsidiaries, (v) Changes in GAAP, (vi) Changes in any laws, rules, regulations, orders, or other binding directives issued by any Governmental Authority or any action required to be taken under any law, rule, regulation, order (actual or proposed) applicable to the Company and its Subsidiaries, (vii) the public announcement or pendency of the transactions contemplated by this Agreement (including the public announcement of the identity of Parent or its Affiliates), (viii) any failure, in and of itself, by the Company and its Subsidiaries to meet any internal or published projections, forecasts, predictions or guidance relating to revenues, income, cash position, cash-flow or other financial measure (provided that the exception in this clause (viii) shall not prevent or otherwise affect a determination that any Change underlying such failure not otherwise excluded from the definition of “Material Adverse Effect” has resulted in or contributed to a Material Adverse Effect), (ix) the taking of any action or omission required by this Agreement and/or the other agreements contemplated hereby or requested or authorized by Parent, including the completion of the transactions contemplated hereby and thereby (including the impact thereof on relations (contractual or otherwise) with, or actual, potential or threatened loss or impairment of, employees, customers, suppliers, distributors or others having relationships with the Company and its Subsidiaries) or (x) any limitation on the ability to use the Company and its Subsidiaries’ net operating losses arising between the date of this Agreement and the Effective Time or as a result of the transactions contemplated by this Agreement, except to the extent such Change arising from or related to the matters described in clauses (i), (ii), (iii), (iv) or (v) disproportionately affect the Company and its Subsidiaries, taken as a whole, as compared to other companies operating in the industries and geographies in which the Company and its Subsidiaries operate (but only to the extent of the incremental disproportionate effect on the Company and its Subsidiaries compared to other companies operating in the industries and geographies in which the Company and its Subsidiaries operate), or (b) would prevent or materially impede, interfere with, hinder or delay the consummation by the Company of the Merger and the other transactions contemplated hereby.

“Multiemployer Plan” means any “multiemployer plan,” as defined in Section 3(37) of ERISA.

“Non-Waived 280G Benefits Amount” means, to the extent a Person solicited under Section 6.07 to waive such Person’s Waived 280G Benefits does not waive such Waived 280G Benefits, an amount equal to of the product of (x) the portion actually determined to be non-deductible for Tax purposes of such Waived 280G Benefit and (y) 20%.

“OFAC” means the U.S. Department of Treasury’s Office of Foreign Assets Control.

“Option Agreement” means an option agreement pursuant to which Options are granted by the Company.

“Optionholder” means a holder of an In-the-Money Option.

“Options” means the collective reference to all options to purchase shares of Company Common Stock issued pursuant to the Equity Incentive Plan and outstanding immediately prior to the Effective Time.

“Organizational Documents” means (a) with respect to any entity that is a corporation, such corporation’s certificate or articles of incorporation and bylaws, (b) with respect to any entity that is a limited liability company, such limited liability company’s certificate or articles of formation and operating agreement, and (c) with respect to any other entity, such entity’s organizational or charter documents.

“Outstanding Shares” means the shares of Company Common Stock issued and outstanding immediately prior to the Effective Time. For the avoidance of doubt, “Outstanding Shares” does not include shares of Series A Preferred Stock, Options or treasury stock of the Company.

“Permitted Liens” shall mean any of the following: (i) statutory Liens for Taxes, assessments and governmental charges or levies either not yet due and delinquent or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP; (ii) statutory mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other similar Liens or security interests that do not materially detract from the value or materially interfere with the present use of the property or assets subject thereto or affected thereby; (iii) Liens to secure obligations to landlords, lessors or renters under leases or rental agreements or underlying leased property; (iv) Liens imposed by Applicable Law; (v) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations in the ordinary course; (vi) good faith pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (vii) Liens that, individually or in the aggregate, do not, and would not reasonably be expected to materially detract from the value or materially interfere with the present use of the property or asset subject thereto or affected thereby; (viii) Liens the existence of which are specifically disclosed in the notes to the consolidated financial statements of the Company included in the Filed Company SEC Documents; and (ix) Liens set forth on Section 1.01(c) of the Company Disclosure Schedule.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Pro Rata Share” means (a) with respect to each Stockholder, the amount, expressed as a percentage, equal to (i) the number of Outstanding Shares held by such Stockholder as of immediately prior to the Closing divided by (ii) the number of Fully-Diluted Shares, (b) with respect to each Optionholder, the amount, expressed as a percentage, equal to (i) the number of shares of Company Common Stock issuable upon the exercise of all In-the-Money Options held by such Optionholder and outstanding as of immediately prior to the Closing divided by (ii) the number of Fully-Diluted Shares, and (c) with respect to each holder of Series A Preferred Stock, the amount expressed as a percentage, equal to (i) the number of shares of Series A Preferred Stock as of immediately prior to Closing divided by (ii) the number of issued and outstanding Series A Preferred Stock as of immediately prior to the Closing.

“Public Subsidiary” means Victor Technologies Group, Inc.

“Release” means any release, spill, emission, discharge, leaking, pouring, dumping or emptying, pumping, injection, deposit, disposal, dispersal, leaching or migration of Hazardous Substances into the indoor or outdoor environment (including, without limitation, soil, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, groundwater or property.

“Representatives” means, with respect to a party, such party’s officers, directors, employees, investment bankers, attorneys, accountants, consultants and other authorized agents, advisors or representatives.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Securityholders” means the Stockholders, Optionholders, and the holders of Series A Preferred Stock, collectively.

“Securityholders’ Representative” means IPC, who will be appointed by each of the Securityholders pursuant to Section 11.14 hereof, the Letters of Transmittal and the Option Surrender Forms to act on their behalf for the purposes and on the terms specified therein.

“Securityholders’ Representative Expense Amount” means an amount equal to $1,000,000 to be held and distributed by the Securityholders’ Representative pursuant to Section 11.14 hereof.

“Senior Notes” means those certain 9% senior secured notes issued by the Public Subsidiary due on December 15, 2017 and governed by the Indenture.

“Series A Preferred Stock” shall have the meaning ascribed to such term in the certificate of incorporation of the Company.

“Solvent” means, when used with respect to Parent, the Company and its Subsidiaries taken as a whole, that, as of any date of determination, and as determined in accordance with federal Applicable Laws governing determinations of the insolvency of debtors, (i) the sum of their debts, including contingent and unliquidated debts, will not be greater than their property, at a fair valuation, (ii) the present fair salable value of their assets will not be less than the amount required to pay their probable liability on their existing debts, including contingent and unliquidated debts, as they become absolute and mature, (iii) they will not have unreasonably small capital with which to conduct any business in which they are or are about to become engaged following the Closing Date, (iv) they do not intend to, and do not believe they will, incur debts beyond their ability to pay as they mature, and (v) they will be able to pay their liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small capital with which to conduct any business in which they are or are about to become engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that Parent, the Company and all of its Subsidiaries collectively will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due. Moreover, as used in this definition, “debt” means liability on a claim, and “claim” means (A) right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured; or (B) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured.

“Specified Employees” means the individuals set forth on Section 1.01(d) of the Company Disclosure Schedule.

“Stockholder” means a holder of Company Common Stock.

“Stockholders’ Agreement” means the Stockholders’ Agreement of the Company, dated as of December 3, 2010 (as the same may be amended, modified or otherwise supplemented from time to time).

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Target Working Capital” means $123,300,000 which amount was determined by using the Company’s consolidated trailing twelve month average working capital (defined as current assets minus current liabilities, in each case consistent with the methodologies set forth on Exhibit B and as further adjusted as described herein) pro forma for the acquisition of Gas-Arc Group Ltd. based on the balance sheet at December 31, 2013 and the balance sheet at the end of each of the prior eleven months. Exhibit B attached hereto shows the line items from the Company’s pro forma consolidated balance sheet included and excluded in calculating the Target Working Capital. In calculating Target Working Capital, Transaction Tax Deductions shall be disregarded. For the avoidance of doubt, accrued but unpaid bonuses have been included in calculating the Target Working Capital.

“Transaction Tax Deductions” means the portion deductible for Tax purposes in 2014 and thereafter (i) of all fees, costs and expenses included in Unpaid Company Transaction Expenses, (ii) of compensation, attributable to payments by the Company or any of its Subsidiaries resulting from or related to the Merger (including any compensation deemed to be paid by the Company or any of its Subsidiaries in connection with the exercise or sale of any Options) and (iii) of the capitalized and unamortized portion of any financing fees or expenses of the Company or any of its Subsidiaries resulting from the repayment of any loans or other obligations in connection with the Merger.

“Trapped Cash” means any cash held in a country that prohibits repatriation of such cash (whether through exchange controls or other means, provided, however, that taxes imposed on repatriation of such cash shall not be considered a restriction for the purpose of this definition). For the avoidance of doubt, Australia, Brazil, China, Indonesia and Malaysia will not be considered countries with Trapped Cash.

“Treasury Regulations” means the United States Department of Treasury regulations promulgated under the Code.

“Unfunded Pension/OPEB Liabilities” means any post-retirement benefit obligations or liabilities in respect of post-retirement benefit plans listed on Section 4.16(a) of the Company Disclosure Schedule or obligations or liabilities in respect of Defined Benefit Plans, in each case of the Company and its Subsidiaries (including the Unfunded Pension/OPEB Obligation Amount).

“Unfunded Pension/OPEB Obligation Amount” means an amount equal to $5,304,000.

“Unpaid Company Transaction Expenses” means, to the extent not paid prior to the Closing, (a) any unpaid fees and expenses of the Company incurred in connection with (i) the transactions contemplated hereby for any investment bank acting as financial advisor to the Company or the Securityholders, any law firm acting as legal advisor to the Company or the Securityholders, or any other firm acting as advisor to the Company or the Securityholders on matters related to the transactions contemplated hereby or (ii) advisory services in connection with the activities set forth in Section 6.08 of the Company Disclosure Schedule and (b) the Non-Waived 280G Benefits Amount (if any).

“WARN Act” means the U.S. Worker Adjustment and Retraining Notification Act of 1988, and any similar local and state laws related to plant closings and mass layoffs.

“Willful Breach” means a breach that is a consequence of an act or omission knowingly undertaken or omitted by the breaching party with the intent of causing a breach of this Agreement.

“Working Capital” means an amount equal to the current assets of the Company and its Subsidiaries minus the current liabilities of the Company and its Subsidiaries to the extent such assets and liabilities are described and set forth on Exhibit B and excluding any asset or liability accounts explicitly identified as being removed from the calculation of Working Capital on Exhibit B or below and, in each case, calculated as of the close of business on the day immediately preceding the Closing Date in accordance with the methodology set forth on Exhibit B. In calculating Working Capital, Transaction Tax Deductions shall be disregarded. Working Capital shall be calculated using the same accounting principles, policies, methodologies and procedures used by the Company in calculating the monthly balance sheets used in the preparation of Target Working Capital, and for the avoidance of doubt, shall include accrued but unpaid bonuses. For the avoidance of doubt, “Working Capital” and “Target Working Capital” shall exclude Closing Date Cash and Cash Equivalents, Closing Date Funded Indebtedness, Unfunded Pension/OPEB Obligation Liabilities, Unpaid Company Transaction Expenses, any Specified Payments, Specified Employee Payments, the value of any Non-Core Real Estate (and any pro forma balance sheet impacts related to the sale of such Non-Core Real Estate), fees payable to IPC under the Management Services Agreement, dated December 3, 2010, between the Company and IPC, undrawn portion of any letters of credit, intercompany obligations or liabilities, any deferred income tax assets and liabilities, and any income tax refunds reflected in Closing Date Funded Indebtedness. Exhibit B also includes an illustrative example of the calculation as of a historical date specified thereon.

Each of the following terms is defined in the Section set forth opposite such term:

Term	Section

Accountant	Section 2.06(c)
Agreement	Preamble
Board of Directors	Recitals
Certificate of Merger	Section 2.01(c)
Change	Section 1.01
Closing	Section 2.01(b)
Closing Date	Section 2.01(b)
Closing Statement	Section 2.06(a)
Company	Preamble

Term	Section

Company Capital Stock	Section 4.05(a)
Company Material Contract	Section 4.14(b)
Company Permits	Section 4.12(b)
Company Preferred Stock	Section 4.05(a)
Company SEC Documents	Section 4.07(a)
Company Securities	Section 4.05(b)
Company Subsidiary Securities	Section 4.06(b)
Confidentiality Agreement	Section 6.02(c)
Current Employees	Section 7.03(a)
D&O Insurance	Section 7.02(d)
Dissenting Shares	Section 2.07(b)
Effective Time	Section 2.01(c)
Employee Plans	Section 4.16(a)
End Date	Section 10.01(b)(i)
Estimated Cash and Cash Equivalents	Section 2.04
Estimated Closing Date Funded Indebtedness	Section 2.04
Estimated Unpaid Company Transaction Expenses	Section 2.04
Estimated Working Capital	Section 2.04
Filed Company SEC Documents	Article 4
Final Cash and Cash Equivalents	Section 2.06(d)
Final Funded Indebtedness	Section 2.06(d)
Final Unpaid Company Transaction Expenses	Section 2.06(d)
Final Working Capital	Section 2.06(d)
Financing	Section 5.05(a)
Foreign Plan	Section 4.16(a)
Improvements	Section 4.18
Indemnified Person	Section 7.02(a)
Indemnitee Affiliates	Section 7.02(f)
internal controls	Section 4.07(g)
IPC	Preamble
Leased Real Property	Section 4.18
Letter of Transmittal	Section 2.05(c)
Merger	Section 2.01(a)
Merger Subsidiary	Preamble
Net Proceeds	Section 2.10
New Company Plans	Section 7.03(b)
Non-Core Real Estate	Section 2.10
Objection Notice	Section 2.06(c)
Option Surrender Form	Section 2.03
Order	Section 4.11(a)
Owned Real Property	Section 4.18
Parent	Preamble
Parent Termination Fee	Section 10.03(a)
PBGC	Section 4.16(b)
Pre-Closing Statement	Section 2.04

Term	Section

Post-Closing Representation	Section 11.16
Required Governmental Authorizations	Section 4.03
Section 280G	Section 6.06
Seller Group	Section 11.16
Specified Employee Payment	Section 2.09(b)
Specified Payments	Section 2.09(a)
Surviving Corporation	Section 2.01(a)
Tax	Section 4.15(p)
Taxes	Section 4.15(p)
Tax Return	Section 4.15(q)
Title IV Plan	Section 4.16(b)
Trade Secrets	Section 1.01
Transfer Taxes	Section 2.11
Waived 280G Benefits	Section 6.06
Waiving Parties	Section 11.16
Written Consent	Recitals

Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. Except as the context may otherwise require, references to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule. References to any Person include the successors and permitted assigns of that Person. Any dollar threshold set further herein shall not be used as a benchmark for determination of what is “material” or a “Material Adverse Effect” or any phrase of similar import under the Agreement. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any Applicable Law. The parties agree that the terms and language of this Agreement were the result of negotiations between the parties and their respective advisors and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

ARTICLE 2

THE MERGER

Section 2.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Subsidiary shall be merged (the “Merger”) with and into the Company in accordance with Delaware Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”).

(b) Subject to the provisions of ARTICLE 9, the closing of the Merger (the “Closing”) shall take place in New York, New York at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153, as soon as possible, but in any event no later than the earlier of (i) ten Business Days after the date the conditions set forth in ARTICLE 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions or (ii) the End Date (if the conditions set forth in ARTICLE 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions), or at such other place; or at such other time or on such other date as Parent and the Company may mutually agree (the “Closing Date”), provided, however, that if such date is not an Eligible Closing Date, at the election of Parent, the Closing Date shall be the first Business Day thereafter that is an Eligible Closing Date.

(c) Upon the Closing, the Company and Merger Subsidiary shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of Delaware Law. The Merger shall become effective at such time (the “Effective Time”) as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware (or at such later time as permitted by Delaware Law as Parent and the Company shall agree and shall be specified in the Certificate of Merger).

(d) The effects of the Merger shall be as provided in this Agreement, the Certificate of Merger and in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing and subject thereto, by virtue of the Merger and without further act or deed, at the Effective Time all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Subsidiary shall vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of the Company and Merger Subsidiary shall become the debts, liabilities, obligations and duties of the Surviving Corporation.

Section 2.02. Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of any party:

(a) each share of Company Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive at such time and in the manner provided in Section 2.05 and Section 2.06, and subject to Section 2.07, the Final Per Share Merger Consideration.

(b) each share of Company Common Stock held by the Company or any of its Subsidiaries or owned by Parent or any of its Subsidiaries immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto;

(c) each share of Series A Preferred Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive at such time and in the manner provided in Section 2.05(b), the applicable portion of the aggregate Liquidation Preference Amount; and

(d) each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 2.03. Treatment of Options. As of the Effective Time, the Company shall cause each In-the-Money Option to be cancelled, and each Optionholder shall have the right to receive, less any required tax withholdings and without interest, from the Surviving Corporation, in respect of such In-the-Money Option, (a) the In-the-Money Option Cancellation Payment, payable in accordance with Section 2.05, (b) such Optionholder’s Pro Rata Share of the Adjustment Amount, payable in accordance with Section 2.06 and (c) such Optionholder’s Pro Rata Share of any portion of the Adjustment Escrow Amount, the Additional Escrow Amount and/or the Securityholders’ Representative Expense Amount that is ultimately released to Securityholders in accordance with the terms of this Agreement and the Escrow Agreement. With respect to any Option that is not an In-the-Money Option, the Company shall cause the cancellation of such Option without any payment or other consideration therefor. As a condition to the receipt of the foregoing consideration provided in this Section 2.03, each holder of an In-the-Money Option shall agree and acknowledge in an option surrender form substantially in the form of Exhibit C hereto (the “Option Surrender Form”), with such modifications as may be necessary, in each case, in a manner reasonably acceptable to Parent, that such holder (A) approves of this Agreement, the Escrow Agreement and all of the arrangements relating thereto, (B) approves the appointment of the Securityholders’ Representative in accordance with the terms of this Agreement, (C) represents and warrants that it is the owner of all such In-the-Money Options free and clear of all Liens and (D) acknowledges that such Optionholder’s portion of the In-the-Money Option Cancellation Payment, such Optionholder’s Pro Rata Share of the Adjustment Amount, payable in accordance with Section 2.06 and such Optionholder’s Pro Rata Share of any portion of the Adjustment Escrow Amount, the Additional Escrow Amount and/or the Securityholders’ Representative Expense Amount that is ultimately released to Securityholders in accordance with the terms of this Agreement and the Escrow Agreement constitutes all of the consideration such Optionholder is entitled to receive with respect to the In-the-Money Options held by such Optionholder. Prior to the Effective Time, the Company shall take all actions necessary to (x) terminate, effective as of immediately prior to the Effective

Time, the Equity Incentive Plan and any other plan, program, or arrangement (or provision thereof) for the issuance or grant of any interest in respect of shares of Company Common Stock, (y) ensure that neither Parent, the Company nor any of their Subsidiaries will, as of the Effective Time, be bound by any rights under the Equity Incentive Plan or any other plan, program, or arrangement (or provision thereof) for the issuance or grant of any interest in respect of shares of Company Common Stock or other rights in respect of, the capital stock of the Company, the Surviving Corporation or any of their Subsidiaries, except the right to receive the payment contemplated by this Section 2.03 in cancellation and settlement of In-the-Money Options and (z) ensure that any Employee Plan which allows any current or former employees, directors or individual independent contractors or consultants to invest directly or indirectly in Company Common Stock, if any, will be amended to eliminate such investment option. Prior to the Effective Time, the Company shall deliver the Option Surrender Form to each holder of Options which sets forth each holder’s rights pursuant to the Equity Incentive Plan and the terms of this Agreement and stating how the Options shall be treated in the manner set forth in this Section 2.03.

Section 2.04. Pre-Closing Statement. At least two Business Days prior to the Closing Date, the Company shall in good faith prepare and deliver to Parent a written statement (the “Pre-Closing Statement”), based upon the books and records of the Company and its Subsidiaries, which shall set forth the Company’s good faith estimate of (i) Working Capital (as adjusted pursuant to Section 2.06(a), the “Estimated Working Capital”), (ii) the Closing Date Funded Indebtedness (“Estimated Closing Date Funded Indebtedness”), (iii) the Unpaid Company Transaction Expenses (“Estimated Unpaid Company Transaction Expenses”) (and wire instructions for the payment thereof), (iv) Closing Date Cash and Cash Equivalents (“Estimated Cash and Cash Equivalents”) and (v) the Closing Date Merger Consideration, in each case in accordance with the definition thereof.

Section 2.05. Closing Payments.

(a) At the Closing, Parent shall pay, on behalf of the Company, to such accounts designated in any payoff letters with respect to the Credit Agreement delivered at least two Business Days prior to Closing, the amount set forth therein.

(b) At the Closing, Parent shall pay, with respect to each holder of Series A Preferred Stock its Pro Rata Share of the aggregate Liquidation Preference Amount.

(c) At the Closing, Parent shall pay, with respect to each Stockholder who shall have delivered to the Company, on or prior to the Closing Date a completed letter of transmittal substantially in the form of Exhibit D hereto (“Letter of Transmittal”), an amount equal to the product of the number of Outstanding Shares held by such Stockholder and the Closing Date Per Share Merger Consideration, which amount shall be payable by wire transfer of immediately available funds on the Closing Date to the account designated in such Stockholder’s Letter of Transmittal.

(d) At the Closing, Parent shall pay to the Company, for the benefit of and for payment to each Optionholder in accordance with this Article 2, by wire transfer of immediately available funds to one or more accounts designated by the Company to Parent at least two

Business Days prior to the Closing Date, the aggregate amount of all In-the-Money Option Cancellation Payments. Promptly (but in no event later than five Business Days) following the Closing, Parent shall, with respect to each holder of an In-the-Money Option who shall have delivered to the Company on or prior to the Closing Date a completed Option Surrender Form relating to such Optionholder’s In-the-Money Option, cause the Surviving Corporation to pay to each Optionholder, in consideration of the cancellation of each In-the-Money Option held by such Optionholder immediately prior to the Effective Time, the applicable In-the-Money Option Cancellation Payment, less any required withholding Taxes and without interest thereon. For the avoidance of doubt, the sum of (i) all In-the-Money Option Cancellation Payments paid to holders of In-the-Money Options and (ii) the Final Merger Consideration paid in the Merger to holders of Company Common Stock shall not be greater than the Final Merger Consideration.

(e) At the Closing, Parent shall pay, or cause the Company to pay, by wire transfer of immediately available funds, the Estimated Unpaid Company Transaction Expenses (other than the Non-Waived 280G Benefits Amount, if any) to the applicable recipients thereof as set forth on the Pre-Closing Statement.

(f) At the Closing, Parent shall deposit, or cause to be deposited, by wire transfer of immediately available funds an amount equal to the Adjustment Escrow Amount and the Additional Escrow Amount, in each case to be held in the Adjustment Escrow Account and Additional Escrow Account, as applicable, in accordance with the terms of the Escrow Agreement.

(g) At the Closing, Parent shall deposit, or cause to be deposited, by wire transfer of immediately available funds to an account designated in writing by the Securityholders’ Representative at least two Business Days prior to the Closing, the Securityholders’ Representative Expense Amount with the Securityholders’ Representative. The Securityholders’ Representative Expense Amount will be used to pay costs, fees and expenses incurred by or for the benefit of the Securityholders on or after the Closing Date and shall be paid or distributed at the direction of the Securityholders’ Representative as provided in the Letter of Transmittal and/or Option Surrender Form.

(h) Any remaining cash unclaimed by holders of Outstanding Shares as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by Applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

(i) Notwithstanding anything to the contrary contained herein, the Surviving Corporation shall be entitled to deduct and withhold from the applicable portion of the Final Merger Consideration otherwise payable pursuant to this Agreement, such amount as the Surviving Corporation is required to deduct and withhold with respect to such payment under the Code or any other Applicable Law, and if any such amounts are deducted and withheld, Parent shall, or shall cause the Surviving Corporation to, as the case may be, timely pay such amounts to the appropriate Governmental Authority. To the extent that amounts are so withheld and paid over, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which deduction and withholding was made.

Section 2.06. Post-Closing Merger Consideration Adjustment and Payments.

(a) As promptly as practicable, but in no event later than sixty days following the Closing, Parent shall in good faith prepare and deliver to the Securityholders’ Representative a written statement (the “Closing Statement”), based upon the books and records of the Company and its Subsidiaries, which shall set forth Parent’s calculation of (i) Working Capital, which shall be based exclusively on the facts and circumstances as they exist as of the close of business on the day immediately preceding the Closing Date and shall exclude the effects of any event, act, change in circumstance or similar development arising or occurring thereafter (it being understood and agreed that Working Capital shall be used to measure changes in Working Capital and not as a form of indemnification and in furtherance of the foregoing, to the extent Parent asserts there is a current liability under this Section 2.06 that was not reflected in the calculation of the Target Working Capital, the Target Working Capital shall be recalculated in accordance with the definitions of Working Capital and Target Working Capital and the methodology set forth on Exhibit B to reflect such current liability to the extent such current liability is included in the calculation of Final Working Capital), (ii) the adjustments to the Target Working Capital pursuant to clause (i) above and the resultant adjustments to Estimated Working Capital (which shall be recalculated to reflect such adjustments), (iii) Closing Date Funded Indebtedness, (iv) Unpaid Company Transaction Expenses, (v) Closing Date Cash and Cash Equivalents and (vi) the Final Merger Consideration based upon such items. No actions taken by Parent on its own behalf or on behalf of the Surviving Corporation or its Subsidiaries, at or following the Closing shall be given effect for purposes of determining the Closing Working Capital.

(b) If Parent’s calculation of the Adjustment Amount is positive, (i) Parent shall immediately pay to the Securityholders’ Representative, for further distribution to the Securityholders (to be paid to the Securityholders as if such amount were being distributed pursuant to Section 2.06(e)(i)), such positive Adjustment Amount (it being understood and agreed that such payment shall not limit the rights of the Securityholders’ Representative pursuant to this Section 2.06) and (ii) Parent and the Securityholders’ Representative shall immediately deliver a joint instruction to the Escrow Agent instructing the Escrow Agent to release the entire Adjustment Escrow Amount to the Securityholders’ Representative, for further distribution to the Securityholders (to be paid to the Securityholders as if such amount were being distributed pursuant to Section 2.06(e)(i)). If Parent’s calculation of the Adjustment Amount is negative but less than the Adjustment Escrow Amount, Parent and the Securityholders’ Representative shall immediately deliver a joint instruction to the Escrow Agent instructing the Escrow Agent to release to the Securityholder’ Representative, for further distribution to the Securityholders (to be paid to the Securityholders as if such amount were being distributed pursuant to Section 2.06(e)(i)), an amount equal to the excess of the Adjustment Escrow Amount over Parent’s calculation of the Adjustment Amount (it being understood and agreed that such payment shall not limit the rights of the Securityholders’ Representative pursuant to this Section 2.06).

(c) After receipt of the Closing Statement, the Securityholders’ Representative and its Representatives shall have reasonable access to all relevant books and records (including accountant work papers), accountants and employees of the Surviving Corporation solely for the purpose of reviewing the Closing Statement in accordance with this Agreement and to the extent reasonably necessary to complete its review of the Closing Statement in a manner not to interfere unreasonably with the conduct of Parent’s or the Surviving Corporation’s business. If, within 60 days following the delivery of the Closing Statement, the Securityholders’ Representative has not given Parent notice of its objection to any item in the Closing Statement reasonably detailing the basis of such objection (an “Objection Notice”), then the Closing Statement shall be deemed final and binding on Parent, the Surviving Corporation and the Securityholders’ Representative (on behalf of all Securityholders). If the Securityholders’ Representative delivers an Objection Notice, then Parent and the Securityholders’ Representative shall consult in good faith to resolve the disputed items set forth in the Objection Notice and, if any disputed items have not been resolved within thirty days following delivery of such notice, from and after such time either the Securityholders’ Representative or Parent may submit the remaining disputed items to the New York, New York office of Grant Thornton LLP or, if such firm is unable to serve in such capacity, to such other nationally recognized independent accounting firm that is mutually agreeable to the Securityholders’ Representative and Parent (the “Accountant”) or, if no such agreement can be reached, the Securityholders’ Representative and Parent each shall, within 10 days thereof, select a candidate for the Accountant and the two candidates so selected shall promptly select a third nationally recognized independent accounting firm which shall be appointed as the Accountant. The scope of the disputes to be resolved by the Accountant shall be limited to fixing mathematical errors and determining whether the items in dispute were determined in accordance with the definitions of Working Capital and Target Working Capital and the methodology set forth on Exhibit B without regard to materiality and the Accountant is not to make any other determination and shall act as an arbitrator and not as an expert. If any items in dispute are submitted to the Accountant for resolution: (x) Parent and the Securityholders’ Representative shall use their respective reasonable efforts to cause the Accountant to resolve all remaining disagreements with respect to the Closing Statement as soon as practicable but in any event shall direct the Accountant to render a determination within 90 days after its retention; (y) Parent and the Securityholders’ Representative shall furnish to the Accountant and each other such work papers and other documents and information relating solely to the disputed issues as the Accountant may request and are available to that party (including, in the case of Parent, the Surviving Corporation or its accountants), and shall be afforded the opportunity to present to the Accountant any materials relating to the determination and to discuss the determination with the Accountant, provided that copies of all such materials are concurrently provided to the other party and that such discussions may only occur in the presence (including by telephone) of the other party, provided further that the Accountant shall consider only those items and amounts which are identified as being in dispute; and (z) the determination by the Accountant of the disputed items in the Closing Statement, as shall be set forth in a notice delivered to both parties by the Accountant, shall be binding and conclusive on the parties. In resolving any disputed item, the Accountant may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The fees of the Accountant for such determination shall be borne by Parent, on the one hand, and the Securityholders, on the other hand, in proportion to the portion of the aggregate amount in dispute that is finally resolved by the

Accountant in a manner adverse to such party. For example, if Parent claims the appropriate adjustments are $1,000 less than the amount determined by the Securityholders’ Representative, and the Securityholders’ Representative contests $500 of the amount claimed by Parent, and if the Accountant ultimately resolves the dispute by awarding Parent $300 of the $500 contested, then the costs and expenses of the Accountant will be allocated 60% (i.e., 300/500) to the Securityholders and 40% (i.e., 200/500) to Parent.

(d) The Closing Date Merger Consideration shall be adjusted as follows (without duplication): (i)(A) increased by the amount, if any, by which the Working Capital, as finally determined pursuant to Sections 2.06(a)-(d) (“Final Working Capital”), is greater than the Estimated Working Capital as finally determined pursuant to Sections 2.06(a)-(d) or (B) reduced by the amount, if any, by which the Final Working Capital is less than the Estimated Working Capital as finally determined pursuant to Sections 2.06(a)-(d); (ii)(A) reduced by the amount, if any, by which the Closing Date Funded Indebtedness, as finally determined pursuant to Sections 2.06(a)-(d) (“Final Funded Indebtedness”) is greater than the Estimated Closing Date Funded Indebtedness or (B) increased by the amount, if any, by which the Final Funded Indebtedness is less than the Estimated Closing Date Funded Indebtedness; (iii)(A) reduced by the amount, if any, by which the Unpaid Company Transaction Expenses, as finally determined pursuant to Sections 2.06(a)-(d) (“Final Unpaid Company Transaction Expenses”) are greater than the Estimated Unpaid Company Transaction Expenses or (B) increased by the amount, if any, by which the Final Unpaid Company Transaction Expenses are less than the Estimated Unpaid Company Transaction Expenses; and/or (iv)(A) increased by the amount, if any, by which the Closing Date Cash and Cash Equivalents, as finally determined pursuant to Sections 2.06(a)-(d) (“Final Cash and Cash Equivalents”) are greater than the Estimated Cash and Cash Equivalents or (B) reduced by the amount, if any, by which the Final Cash and Cash Equivalents are less than the Estimated Cash and Cash Equivalents.

(e) No later than the second Business Day following the final determination of the Adjustment Amount;

(i) if the Adjustment Amount is positive,

(A) Parent and the Securityholders’ Representative shall provide a joint written instruction to the Escrow Agent to release the entire remaining Adjustment Escrow Amount to the Stockholders and to the Surviving Corporation (for distribution to the Optionholders) in accordance with their respective Pro Rata Share and otherwise as provided in the Escrow Agreement;

(B) with respect to each Stockholder who shall have delivered to the Company, on or prior to such date, a completed Letter of Transmittal, Parent shall pay, or shall cause the Surviving Corporation to pay, an amount equal to the product of the number of Outstanding Shares held by such Stockholder and the Adjustment Amount Per Share, which amount shall be payable by wire transfer of immediately available funds to the account designated in such Stockholder’s Letter of Transmittal; and

(C) with respect to each holder of an In-the-Money Option who has delivered to the Company, on or prior to such date, a completed Option Surrender Form, Parent shall cause the Surviving Corporation to pay to each such Optionholder an amount equal to the product of the number shares of Company Common Stock that were issuable if all of the In-the-Money Options held by such holder were exercised in full and the Adjustment Amount Per Share, less any required withholding Taxes and without interest thereon;

provided that any amounts previously paid by Parent pursuant to Section 2.06(b)(i) shall be credited against any amounts owed pursuant to this Section 2.06(e)(i)(B) and Section 2.06(e)(i)(C) and Parent shall not have any liability for any portion of the Adjustment Amount payable under 2.06(b)(i), 2.06(e)(i)(B) and 2.06(e)(i)(C) in excess of $10,000,000; or

(ii) if the Adjustment Amount is negative, then Parent and the Securityholders’ Representative shall provide a joint written instruction to the Escrow Agent to release the Adjustment Amount to be paid to the Surviving Corporation solely and exclusively from the Adjustment Escrow Account (up to a maximum amount equal to the then remaining Adjustment Escrow Amount and the Securityholders shall not have any liability for any portion of the Adjustment Amount in excess of the then remaining amount in the Adjustment Escrow Account), and any portion of the Adjustment Escrow Amount remaining following such payment to the Surviving Corporation shall be released to the Stockholders and to the Surviving Corporation (for distribution to the Optionholders) in accordance with their respective Pro Rata Share and otherwise as provided in the Escrow Agreement; or

(iii) if the Adjustment Amount is zero, Parent and the Securityholders’ Representative shall provide a joint written instruction to the Escrow Agent to release the entire remaining Adjustment Escrow Amount to the Stockholders and to the Surviving Corporation (for distribution to the Optionholders) in accordance with their respective Pro Rata Share and otherwise as provided in the Escrow Agreement.

(f) The Adjustment Amount shall be treated as an adjustment to the Closing Date Merger Consideration for income tax purposes.

(g) From and after the Closing Date:

(i) with respect to each Stockholder who shall not have delivered to the Company, on or prior to the Closing Date, a Letter of Transmittal, Parent shall, promptly (but in no event later than five Business Days) following such Stockholder’s delivery to the Company of a completed Letter of Transmittal, pay, or cause the Surviving Corporation to pay, all amounts that would previously have been payable with respect to such Outstanding Shares pursuant to this Article 2 had such Letter of Transmittal been delivered on or prior to the Closing Date; and

(ii) with respect to each holder of an In-the-Money Option who shall not have delivered to the Company, on or prior to the Closing Date, an Option Surrender Form, Parent shall, promptly (but in no event later than five Business Days) following such holder’s delivery to the Surviving Corporation of a completed Option Surrender Form, cause the Surviving Corporation to pay, to such holder, all amounts that would previously have been payable with respect to such In-the-Money Option pursuant to this Article 2 had such Option Surrender Form been delivered on or prior to the Closing Date, provided, however, that if any holder of an In-the-Money Option has not delivered an Option Surrender Form to the Surviving Corporation prior to the time set forth in Section 2.05(i), then the cash otherwise payable to the holder of such In-the-Money Options shall become the property of Parent, free and clear of all claims and interest of any Person previously entitled thereto.

Section 2.07. Notices to Securityholders; Dissenting Shares.

(a) The Company shall, as promptly as reasonably practicable after the date hereof, mail or deliver to (i) each Stockholder a letter from the Company (A) providing such Stockholder with a brief information statement regarding the Company and the transactions contemplated hereby, and (B) with respect to each Stockholder, (I) providing the notification required by Section 228(e) of Delaware Law with respect to the Written Consent and (II) providing notice in the manner contemplated in Section 262 of Delaware Law of such holder’s right to dissent to the Merger pursuant to Section 262 of Delaware Law, and (ii) each Stockholder a Letter of Transmittal. The Company shall afford Parent a reasonable opportunity to review and comment upon the documents described in this Section 2.07(a) and shall consider in good faith Parent’s comments thereto.

(b) Notwithstanding any other provision of this Agreement to the contrary, any share of Company Common Stock that is outstanding immediately prior to the Effective Time and that is held by a Stockholder who shall not have voted in favor of the Merger or consented thereto in writing and who shall have properly demanded appraisal for such share in accordance with Section 262 of Delaware Law (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the Final Per Share Merger Consideration, or any portion thereof, in respect of such Dissenting Share. Such Stockholder shall instead be entitled to receive payment of the appraised value of such share of Company Common Stock in accordance with the provisions of Section 262 of Delaware Law, except that any Dissenting Share held by a Stockholder who shall have failed to perfect or who effectively shall have withdrawn or otherwise lost his, her or its rights to appraisal of such share of Company Common Stock under such Section 262 of Delaware Law shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, in the manner provided in Section 2.05 and Section 2.06, the Final Per Share Merger Consideration, without any interest thereon. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of shares, and Parent shall have the right to direct all negotiations and proceedings with regard to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle, or settle any such demands.

(c) At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided in Section 262 of Delaware Law.

Section 2.08. Closing of Transfer Books. At the Effective Time, the Company Common Stock and Series A Preferred Stock transfer books shall be closed and no transfer of Company Common Stock or Series A Preferred Stock shall thereafter be made. At the Effective Time, by virtue of the Merger and without any further action on the part of the Stockholders, the holders of Series A Preferred Stock, Parent, the Company or Merger Subsidiary, (a) the Outstanding Shares shall be cancelled and extinguished and shall represent only the right to receive its respective portion of the Final Merger Consideration pursuant to this Article 2 and (b) the shares of Series A Preferred Stock shall be cancelled and extinguished and shall represent only the right to receive its respective portion of the Liquidation Preference Amount pursuant to this Article 2. No dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date after the Effective Time shall be paid to the holder of any of Outstanding Shares, including Dissenting Shares, or representing shares of Series A Preferred Stock.

Section 2.09. Additional Escrow Amount.

(a) From and after the Closing, the Additional Escrow Amount shall be used solely to pay (x) any severance payable (including benefits provided) (if any) under the applicable employment agreement (plus any interest accrued thereon and to be accrued thereon pursuant to the terms of the applicable employment agreements) to the Specified Employees, to which such Specified Employee may become entitled pursuant to their respective employment agreements, in the event any such Specified Employee’s employment with the Surviving Corporation or its Subsidiaries is terminated within 180 days of the Closing for any reason or (y) any payments for product development or commissions of laser technology related to Visotek, Inc. described on Exhibit E (Product Development or Commissions) hereto to the extent triggered by Parent affirmatively terminating its efforts to develop such technology within 180 days of the Closing for any reason (“Specified Payments”). Nothing herein changes entitlements under applicable employment agreements, which remain subject to all terms and conditions thereof.

(b) Upon receipt of reasonable evidence by the Securityholders’ Representative that any Specified Employee has been terminated by the Surviving Corporation or its Subsidiaries, within 10 days following termination of employment of any Specified Employee, Parent and the Securityholders’ Representative shall immediately deliver a joint instruction to the Escrow Agent instructing the Escrow Agent to release to Parent from the Additional Escrow Account, the amount equal to the severance payable (including benefits provided) (if any) under the applicable employment agreement (plus any interest accrued thereon and to be accrued thereon pursuant to the terms of the employment agreements) (each, a “Specified Employee Payment”). If any terminated Specified Employee is re-hired by Parent or its Affiliates at any time during the 180 day period following the date of such termination, Parent shall provide prompt written notice to the Securityholders’ Representative and such Specified Employee Payment with respect to such employee shall be promptly (but in all cases prior to the one year anniversary of the Closing) returned by Parent to the Additional Escrow Account.

(c) Upon receipt of reasonable evidence by the Securityholders’ Representative that any Specified Payment is payable, within 10 days following the occurrence of any event giving rise to an obligation to make Specified Payments, Parent and the Securityholders’ Representative shall immediately deliver a joint instruction to the Escrow Agent instructing the Escrow Agent to release to Parent from the Additional Escrow Account, an amount equal to any Specified Payments payable. If the product development for laser technology described in Exhibit E is restarted by Parent or its affiliates at any time during the 180 day period following the date of termination of development, Parent shall provide prompt written notice to the Securityholders’ Representative and amounts previously released to Parent from the Additional Escrow Account relating to the specific product development shall be promptly (but in all cases prior to the one year anniversary of the Closing) returned by Parent to the Additional Escrow Account.

(d) On the one-year anniversary of the Closing, Parent and the Securityholders’ Representative shall immediately deliver a joint instruction to the Escrow Agent instructing the Escrow Agent to release to Securityholders’ Representative from the Additional Escrow Account, an amount equal to the remaining Additional Escrow Amount for further distribution to the Securityholders (to be paid to the Securityholders as if such amount were being distributed pursuant to Section 2.06(e)(i)).

Section 2.10. Non-Core Real Estate. The parties acknowledge and agree, if the sales of certain real estate in Mexico identified on Section 2.10 of the Company Disclosure Schedule (“Non-Core Real Estate”) closes (a) prior to the Closing, the Net Proceeds of such sales shall increase Closing Date Cash and Cash Equivalents (even if such sale closes on the Closing Date), or (b) following the Closing, Parent shall pay the Net Proceeds of such sales (promptly following the closing of such sales) to the Securityholders’ Representative for further distribution to the Securityholders (to be paid to the Securityholders as if such amount were being distributed pursuant to Section 2.06(e)(i)). The Company may elect in its sole discretion to distribute the title to any Non-Core Real Estate to the Stockholders prior to the Closing. For the purposes of this Agreement, “Net Proceeds” means the gross proceeds from the sales of such Non-Core Real Estate, less any actual out-of-pocket Taxes imposed on the Company or its Subsidiaries on such sale and less any United States income Taxes (determined without reduction for net operating losses, tax credits or similar offsets) on the distribution or deemed distribution of the proceeds of such sale (with the proceeds of such sale first being applied to repay the intercompany loan balance between Victor Equipment Company (as the lender) and Victor Equipment de Mexico, S.A. de C.V. (as the borrower) in the amount as of December 31, 2013 of $2,838,296 before any portion of such proceeds are distributed or deemed to be distributed; provided that to the extent the intercompany loan balance is reduced prior to such repayment, such proceeds shall be deemed to be applied to repay the intercompany loan on a pro forma basis as if such reduction did not occur), and less all actual, out-of-pocket direct selling expenses related to such sales. From and after the Closing, subject to compliance with Applicable Law, Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, use commercially reasonable efforts to pursue and consummate a sale of Non-Core Real Estate on such terms as reasonably directed by the Securityholders’ Representative; provided that (i) the Securityholders, severally and not jointly, pro rata based on each Securityholders’ relative number of Fully Diluted Shares, up to an aggregate amount equal to the Net Proceeds of the sale of the Non-Core Real Estate, shall indemnify and hold harmless Parent, the Surviving Corporation and its Subsidiaries from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them arising out of or resulting from the sale of such Non-Core Real Estate (other than to the extent such losses arise from the willful misconduct of Parent, the Surviving Corporation and its Subsidiaries) and (ii) such direction by the Securityholders’ Representative does not interfere unreasonably with the conduct of the business of Parent, the Surviving Corporation and its Subsidiaries.

Section 2.11. Transfer Taxes. All stamp, transfer, documentary, sales, use, registration and other such taxes, levies and fees (including any penalties and interest) incurred in connection with this Agreement and the transactions contemplated hereby (collectively, the “Transfer Taxes”) shall be paid by Parent, and Parent shall, at its own expense, procure any stock transfer stamps required by, and properly file on a timely basis all necessary Tax Returns and other documentation with respect to, any Transfer Tax and provide to each of the Stockholders upon request evidence of payment of all Transfer Taxes.

ARTICLE 3

THE SURVIVING CORPORATION

Section 3.01. Certificate of Incorporation. The certificate of incorporation of the Company shall be amended in its entirety as set forth on Annex I and, as amended, shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with Applicable Law.

Section 3.02. Bylaws. The bylaws of Merger Subsidiary in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with Applicable Law.

Section 3.03. Directors and Officers.

(a) From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (ii) except as determined by Parent or Merger Subsidiary prior to the Effective Time, the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

(b) If requested by Parent prior to the Effective Time, the Company shall use its reasonable best efforts to cause any of its directors and the directors of each of its Subsidiaries (or certain of its Subsidiaries as indicated by Parent) to tender their resignations as directors, effective as of the Effective Time and to deliver to Parent written evidence of such resignations at or prior to the Effective Time.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as disclosed in the Company SEC Documents filed with or furnished to the SEC by the Company and publicly available prior to the date of this Agreement (without giving effect to any amendment to any such Company SEC Document filed on or after the date of this Agreement and excluding any risk factor disclosure under the heading “Risk Factors” and any disclosure of risks included in any “forward looking statements” disclaimer, the “Filed Company SEC Documents”), or (ii) as set forth in the Company Disclosure Schedule, the Company represents and warrants to Parent and Merger Subsidiary that:

Section 4.01. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers required to own, lease and operate all of its properties and assets and to carry on its business as conducted as of the date hereof. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Prior to the date of this Agreement, the Company has made available to Parent true and complete copies of the Organizational Documents of the Company and each of its Subsidiaries as in effect on the date of this Agreement. Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its Organizational Documents.

Section 4.02. Corporate Authorization.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject only to receipt of the Written Consent, to perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated hereby. This Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(b) At a meeting duly called and held, the Board of Directors has unanimously (i) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company’s shareholders, (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, and (iii) resolved to recommend approval and adoption of this Agreement by the Company’s Stockholders.

Section 4.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action or consent by or in respect of, or filing with, any Governmental Authority other than (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) compliance with any applicable requirements of the HSR Act and a merger filing with the Colombian Superintendency of Industry and Commerce (the “Required Governmental Authorizations”), (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act, and any other applicable U.S. state or federal securities laws, and (iv) any actions or filings the absence of which would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.04. Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the Organizational Documents of the Company or any of its Subsidiaries, (ii) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 4.03, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon the Company or any of its Subsidiaries or any license, franchise, permit, certificate, lease, occupancy agreement, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries or (iv) result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of the Company or any of its Subsidiaries, with such exceptions, in the case of each of clauses (ii) through (iv), as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.05. Capitalization.

(a) The authorized capital stock of the Company consists of (i) 5,000,000 shares of Company Common Stock and (ii) 250,000 shares of preferred stock, par value $0.01 per share (200,000 shares of which are Series A Preferred Stock, par value $0.01 per share) (“Company Preferred Stock” and together with the Company Common Stock, the “Company Capital Stock”). As of the date hereof, there were outstanding (i) 3,552,435.064 shares of Company Common Stock and (ii) 56,981.344 shares of Series A Preferred Stock. As of the date hereof, there were outstanding Options to purchase an aggregate of 588,059.148 shares of Company Common Stock (of which Options to purchase an aggregate of 273,667 shares of Company Common Stock were exercisable). As of the date hereof, there are 17,453 shares of Company Common Stock reserved for issuance under the Equity Incentive Plan. All outstanding shares of Company Capital Stock have been, and all shares of Company Capital Stock that may be issued pursuant to the Equity Incentive Plan or other compensation plan or arrangement will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No Subsidiary of the Company owns, directly or indirectly, any shares of Company Capital Stock. There are no shares of Company Capital Stock held in the Company’s treasury. Section 4.05 of the Company Disclosure Schedule contains a complete and correct list of each outstanding Option, including with respect to each such option, the holder, date of grant, exercise price, vesting schedule, maximum term and number of shares of Company Common Stock subject thereto.

(b) There are outstanding no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote. Except as set forth in this Section 4.05 and for changes since the date hereof resulting from the exercise of Options outstanding on such date, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of or other ownership interest in the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or other ownership interest in the Company, (iii) warrants, calls, options or other rights to acquire from the Company, or other obligations of the Company to issue, any capital stock, other voting securities or securities convertible into or exchangeable for capital stock or other voting securities of or other ownership interest in the Company or

(iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities of or ownership interests in, the Company (the items in clauses (i) though (iv) being referred to collectively as the “Company Securities”). Except as set forth in the Stockholders’ Agreement and the certificate of incorporation of the Company, there are no outstanding obligations of the Company or any of its Subsidiaries (i) requiring the repurchase, redemption, acquisition or disposition of, or containing any right of first refusal with respect to, (ii) restricting the transfer of, (iii) affecting the voting rights of, (iv) requiring the registration for sale of or (v) granting any preemptive or antidilutive rights with respect to, any debt of the Company or any of the Company Securities. Except as set forth in the Stockholders’ Agreement, neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to the voting of any Company Securities.

Section 4.06. Subsidiaries.

(a) Each Subsidiary of the Company is a corporation or other entity duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has all corporate or other organizational powers, as applicable, required to own, lease and operate all of its properties and assets and to carry on its business as conducted as of the date hereof. Each such Subsidiary of the Company is duly qualified to do business as a foreign corporation or other entity, as applicable, and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Section 4.06(a) of the Company Disclosure Schedule lists the name and jurisdiction of organization of each Subsidiary of the Company.

(b) All of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary of the Company, is owned by the Company or other Subsidiary of the Company, if applicable, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). There are no issued, reserved for issuance or outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities of or ownership interests in any Subsidiary of the Company, (ii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities of or ownership interests in, any Subsidiary of the Company or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities of or ownership interests in, any Subsidiary of the Company (the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries (i) requiring the repurchase, redemption, acquisition or disposition of, or containing any right of first refusal with respect to, (ii) restricting the transfer of, (iii) affecting the voting rights of, (iv) requiring the registration for sale of or (v) granting any preemptive or antidilutive rights with respect to, any debt of any Subsidiary of the Company or any of the Company Subsidiary Securities. Neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to the voting of any Company Subsidiary Securities. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.

Section 4.07. SEC Filings and the Sarbanes-Oxley Act.

(a) The Public Subsidiary has filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished by the Company since December 3, 2010 (collectively, together with any exhibits and schedules thereto, the “Company SEC Documents”).

(b) As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such subsequent filing), each Company SEC Document complied, in all material respects with the applicable requirements of the 1933 Act, the 1934 Act and the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder, as the case may be.

(c) As of its respective filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such filing), each Company SEC Document filed pursuant to the 1934 Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, which individually or in the aggregate would reasonably be expected to require an amendment supplement or corrective filing to such Company SEC Document.

(d) Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, which, individually or in the aggregate, would reasonably be expected to require an amendment supplement or corrective filing to such Company SEC Document.

(e) As of the date hereof, there are no material outstanding or unresolved comments received from the SEC staff with respect to the Company SEC Documents. To the knowledge of the Company, as of the date hereof, none of the Company SEC Documents is the subject of ongoing SEC review or investigation.

(f) The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the 1934 Act). Such disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports it files or submits under the 1934 Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and all such material information is made known to the Company’s principal executive officer and principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the 1934 Act are being prepared; and, such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and its principal financial officer to material information required to be included in the Company’s periodic reports required under the 1934 Act and to ensure that information required to be disclosed by the Company in the reports that it files or submits under the 1934 Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms.

(g) The Company and its Subsidiaries have established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 under the 1934 Act) (“internal controls”), and the Company’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation of internal controls prior to the date of this Agreement, to the Company’s auditors, and the audit committee of the Board of Directors (x) any significant deficiencies and material weaknesses in the design or operation of internal controls which would be reasonably expected to adversely affect the Company’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, known to management, that involves management or other employees who have a significant role in internal controls.

Section 4.08. Financial Statements.

(a) The audited consolidated financial statements and unaudited consolidated interim financial statements of the Public Subsidiary included or incorporated by reference in the Company SEC Documents fairly present in all material respects, in conformity with GAAP (except as may be indicated in the notes thereto), the consolidated financial position of the Public Subsidiary and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal and recurring year-end audit adjustments and the absence of footnotes in the case of any unaudited interim financial statements).

(b) The Company (i) does not own any assets or property other than the capital stock of the Public Subsidiary and does not have any material liabilities other than in connection with this Agreement, as set forth on the Company Disclosure Schedules, the ownership of the capital stock of the Public Subsidiary and guarantees in respect of the Public Subsidiary and its Subsidiaries and (ii) is not a party to any Contracts other than this Agreement (and any Agreements contemplated by this Agreement), its Organizational Documents, the Stockholders’ Agreement, the Equity Incentive Plan, the Company’s Stock Purchase Plan and the Option Agreements.

(c) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K under the 1933 Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Public Subsidiary or any of its Subsidiaries in the audited consolidated financial statements and unaudited consolidated interim financial statements of the Public Subsidiary included or incorporated by reference in the Company SEC Documents with respect to the applicable periods from the fiscal year ended December 31, 2011 through the date of this Agreement.

(d) Notwithstanding any other provision of this Section 4.08 or Section 4.15, the Company makes no representation as to (i) the amount, limitation or usability of the United States net operating losses of the Company or any of its Subsidiaries and (ii) any impact to any financial statements (including deferred tax assets) of the Company or its Subsidiaries or any other representation, warranty or covenant in this Agreement resulting from or arising out of any adjustment to, or recalculation of, the amount, limitation or usability of such net operating losses (including if such net operating losses were reduced, limited or unusable) shall not result in a breach of a representation or warranty or covenant.

(e) Except as would not reasonably be expected to have a Material Adverse Effect, the Company and each of its Subsidiaries has good title to, or a valid binding leasehold interest in, all the personal property owned by it, free and clear of all Liens, other than Permitted Liens.

Section 4.09. Absence of Certain Changes. Since the Company Balance Sheet Date through the date of this Agreement, except as expressly contemplated by this Agreement, (i) the business of the Company and its Subsidiaries has, in all material respects, been conducted in the ordinary course consistent with past practice, (ii) there has not been any Material Adverse Effect, and (iii) there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a material breach of Section 6.01.

Section 4.10. No Undisclosed Material Liabilities. There are no liabilities or obligations of any nature of the Company or any of its Subsidiaries, whether absolute, accrued, contingent or otherwise, whether due or to become due, required under GAAP to be set forth on a consolidated balance sheet other than (i) liabilities disclosed and provided for in the Company Balance Sheet or in the notes thereto (ii) liabilities incurred since the Company Balance Sheet Date in the ordinary course of business or in connection with the negotiation, execution, delivery or performance of this Agreement or consummation of the transactions contemplated hereby, and (iii) liabilities or obligations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.11. Litigation and Related Matters.

(a) As of the date of this Agreement, (i) there is no action, suit, investigation or proceeding pending against, or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties or assets before (or, in the case of threatened actions, suits, investigations or proceedings, would be before) any arbitrator, mediator or Governmental Authority, that has caused or would reasonably be expected to cause, individually or in the aggregate, a material liability to the Company, and (ii) there is no judgment, decree, injunction, settlement, award, rule or order of any arbitrator, mediator or Governmental Authority outstanding against or imposed upon, or, to the knowledge of the Company, investigation by any Governmental Authority (each, an “Order”) involving, the

Company or any of its Subsidiaries or any of their respective properties or assets, that has caused or would reasonably be expected to cause, individually or in the aggregate, a material liability to the Company and its Subsidiaries, taken as a whole.

(b) Since December 3, 2010, there have been no material defects in design, manufacturing, materials or workmanship including any failure to warn, or any material breach of express or implied warranties or representations, which involve any product designed, manufactured, assembled, shipped, sold or delivered by or on behalf of Company or any of its Subsidiaries, in each case that has caused or would reasonably be expected to cause, individually or in the aggregate, a material liability to the Company and its Subsidiaries, taken as a whole. All manufacturing standards applied, testing procedures used, and product specifications disclosed to customers by Company or any of its Subsidiaries have complied in all material respects with all requirements established by any Applicable Law or Governmental Authority.

(c) Since December 3, 2010, there has not been a voluntary recall, field correction or market withdrawal conducted with respect to any product designed, manufactured, assembled, shipped, sold or delivered by or on behalf of Company or any of its Subsidiaries, in each case that has caused or would reasonably be expected to cause, individually or in the aggregate, a material liability to the Company and its Subsidiaries, taken as a whole, or any decision or order made by any Governmental Authority, or to the knowledge of the Company, any investigation by a Governmental Authority requiring such a recall or market withdrawal, in each case that has caused or would reasonably be expected to cause, individually or in the aggregate, a material liability to the Company and its Subsidiaries, taken as a whole.

(d) Since December 3, 2010, no product designed, manufactured, distributed or sold by or on behalf of the Company or any of its Subsidiaries has been seized, withdrawn, recalled, detained or subject to a suspension of manufacturing or sale, in each case that has caused or would reasonably be expected to cause, individually or in the aggregate, a material liability to the Company and its Subsidiaries, taken as a whole. Since December 3, 2010, no proceedings in the United States or any other jurisdiction seeking the withdrawal, recall, correction, suspension, import detention or seizure of any such product are pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, in each case that has caused or would reasonably be expected to cause, individually or in the aggregate, a material liability to the Company and its Subsidiaries, taken as a whole.

Section 4.12. Compliance with Laws; Permits.

(a) The Company and each of its Subsidiaries is, and since December 3, 2010, has been, in compliance with Applicable Laws except for failures to comply or violations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries has as of the date of this Agreement (a) received any written notice from any Governmental Authority regarding any material violation by the Company or any of its Subsidiaries of any Applicable Law or (b) filed with or otherwise provided to any Governmental Authority any written notice regarding any material violation by the Company or any of its Subsidiaries of any Applicable Law.

(b) The Company and its Subsidiaries hold all material governmental licenses, authorizations, permits (including Environmental Permits), certificates, clearances, commissions, franchises, registrations, approvals, qualifications, consents, variances, exemptions, orders and other rights from, and have made all declarations, notices, and filings with, all applicable Governmental Authorities necessary for the Company to own, lease and operate its properties or to carry on its business as currently conducted (the “Company Permits”). All such Company Permits are valid, and in full force and effect and will continue to be so upon consummation of the Merger, and the Company and each of its Subsidiaries is in compliance with the terms of the Company Permits, except for failures to comply or violations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

Section 4.13. OFAC.

(a) None of the Company, any of its Subsidiaries or any directors or executive officers of the foregoing, or to the knowledge of the Company any employee, representative or agent of the Company or any of its Subsidiaries (i) is currently the subject of any sanctions administered or enforced by OFAC (“OFAC Sanctions”); (ii) since December 3, 2010, has engaged in any dealings or transactions in or with any country or territory that, at the time of the dealing or transaction, violated the OFAC Sanctions; nor (iii) since December 3, 2010, has violated, or operated not in compliance with, any export restrictions, anti-boycott regulations, embargo regulations or other applicable domestic or foreign Applicable Laws.

(b) None of the Company, any of its Subsidiaries nor any directors or executive officers of the foregoing, is identified on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC or is a department, agency or instrumentality of, or otherwise controlled by or acting on behalf of, the government of any country that is subject to economic sanctions programs administered by OFAC, or is owned or controlled by or owns or controls a Person otherwise subject to economic sanctions administered by OFAC.

Section 4.14. Material Contracts.

(a) Except as disclosed in the Filed Company SEC Documents, Section 4.14 of the Company Disclosure Schedule contains a list of each of the following Contracts to which the Company or any of its Subsidiaries is a party or by which it is bound as of the date of this Agreement:

(i) each Contract not to compete or otherwise restricting in any material respect the development, manufacture, marketing, distribution or sale of any products or services (including any Contract that requires the Company or any of its Subsidiaries to work exclusively with any person in any particular area) or any other similar limitation on the ability of the Company or any of its Subsidiaries to transact or compete in any line of business, with any person, in any geographic area or during any period of time (including any standstill agreements);

(ii) each material joint venture or similar Contract;

(iii) each indemnification Contract or other Contract conferring indemnification rights or obligations in excess of $1,000,000 (other than warranties and indemnification provisions contained in sales representative, distributor and customer contracts entered into in the ordinary course of business consistent with past practice);

(iv) each loan or credit agreement, indenture, mortgage, note or other Contract evidencing indebtedness in excess of $1,000,000 for money borrowed by the Company or any of its Subsidiaries from a third party lender, and each Contract pursuant to which any such indebtedness for borrowed money is guaranteed by the Company or any of its Subsidiaries;

(v) each sales representative or distributor Contract pursuant to which the Company’s revenues in the preceding 12 months exceeded $1,000,000;

(vi) each Contract concerning or relating to any Intellectual Property that is material to the business of the Company and its Subsidiaries, taken as a whole, excluding Contracts (x) for generally commercially available mass market software or other technology that is subject to “shrink-wrap” or “click-through” Contracts having a replacement or annual license fee of less than $1,000,000 in the aggregate for all such related Contracts and (y) Contracts which are only described in this clause (vi) because they contain confidentiality and/or non-disclosure agreements;

(vii) each Contract entered into after December 3, 2010 that has material obligations remaining and that involves the acquisition, disposition or issuance, directly or indirectly (by merger or otherwise), of assets (including the purchase, sale or lease of real property) or capital stock or other equity interests of another Person or the Company or any of its Subsidiaries for aggregate consideration under such contract in excess of $1,000,000 (other than acquisitions or dispositions of inventory (including, raw materials, work in process and finished goods) in arms-length transactions in the ordinary course of business or for the purpose of disposing of obsolete or worthless assets); or

(viii) each Contract (x) under which the Company paid or received in excess of $1,000,000 in fiscal year 2013 that would be breached or subject to cancellation or termination due to the transactions contemplated hereby, or (y) individually or in the aggregate with other Contracts, accelerate payment obligations, performance deadlines or modify or accelerate any other material obligation due to the transactions contemplated hereby in excess of $1,000,000 in the aggregate.

(b) Each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC) to which the Company or any of its Subsidiaries is a party or by which they are bound as of the date of this Agreement and each of the Contracts described in clauses (i) through (viii) of Section 4.14(a) (each such Contract, a “Company Material Contract”) is valid and binding on the Company or one of its Subsidiaries, as applicable, and, to the knowledge of the Company, each other party thereto, and in full force and effect in accordance with its terms (except those which are cancelled, rescinded or terminated after the date of this Agreement in accordance with their terms and subject to applicable bankruptcy, insolvency, fraudulent transfers, reorganization, moratorium and other laws, affecting creditors’ rights generally and general principles of equity), except where the failure to be in full force and effect has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, and no written notice to terminate, in whole or part, has been served. To the knowledge of the Company, no other party is in material default under any Company Material Contract, except where such default has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company has not received any written notice of any material default by it or any of its Subsidiaries under any Company Material Contract from the other party thereto. The Company has made available to Parent copies of all Company Material Contracts, including any amendments thereto, that are true, correct and complete in all material respects.

Section 4.15. Taxes.

(a) All material Tax Returns required by Applicable Law to be filed with any Governmental Authority by, or on behalf of, the Company or any of its Subsidiaries have been duly filed on a timely basis in accordance with all Applicable Law, and all such Tax Returns are true, correct and complete in all material respects.

(b) The Company and each of its Subsidiaries has paid (or caused to be paid) or has withheld and remitted to the appropriate Governmental Authority all material Taxes due and payable.

(c) There is no claim, audit, action, suit, proceeding or investigation now in progress or pending or, to the knowledge of the Company, threatened against or with respect to the Company or its Subsidiaries in respect of any Tax which is reasonably likely to exceed $500,000.

(d) No written claim has been made since December 3, 2010 by a Governmental Authority in a jurisdiction where neither the Company nor any of its Subsidiaries files Tax Returns that the Company or any of its Subsidiaries is or may be subject to Taxes in excess of $100,000 in that jurisdiction.

(e) During the two year period ending on the date of this Agreement, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(f) Neither the Company nor any of its Subsidiaries is liable for Taxes of any person (other than the Company and its Subsidiaries) as a result of being (i) a transferee or successor of such person on or after December 3, 2010, (ii) a member of an affiliated, consolidated, combined or unitary group that includes such person as a member on or after December 3, 2010, or (iii) a party to a Tax sharing or Tax allocation agreement or any other written agreement to indemnify such person entered into on or after December 3, 2010, other than commercial agreements entered into in the ordinary course of business, the principal purpose of which is not related to indemnification for Taxes.

(g) There has been no waiver of any statute of limitations in respect of material Taxes or material Tax Returns of the Company or any of its Subsidiaries nor any extension of time with respect to a material assessment or material deficiency relating to Taxes of the Company or any of its Subsidiaries that is still in effect (other than waivers or extensions entered into in the ordinary course of business). No power of attorney granted by the Company or any of its Subsidiaries with respect to Taxes or Tax Returns is currently in force.

(h) Neither the Company nor any of its Subsidiaries has received from any Governmental Authority any written notice of any proposed adjustment, deficiency or underpayment, of Taxes in excess of $500,000 that has not since been satisfied by payment or withdrawn.

(i) There are no liens for Taxes other than Permitted Liens.

(j) There are no material deferred intercompany transactions between the Company or any of its Subsidiaries.

(k) Neither the Company nor any of its Subsidiaries is subject to any (i) private letter ruling of the Internal Revenue Service or comparable ruling of any other Governmental Authority, (ii) “closing agreement,” as described in Section 7121 of the Code (or any similar provision of state, local or foreign income Tax law) or (iii) other material agreements with any Governmental Authority with respect to Taxes and there are no pending requests therefor.

(l) Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Section 1.6011-4 of the Treasury Regulations.

(m) Neither the Company nor any of its Subsidiaries has been or will be a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(n) Neither the Company nor any of its Subsidiaries has recognized any income or gain under Section 1245 of the Code due to the treatment of the stock of Victor Technologies International Inc. as Section 1245 property (as defined in Section 1245(a)(3) of the Code) as a result of Section 1017 of the Code in connection with the emergence of Victor Technologies Group, Inc. (f/k/a Thermadyne Holdings Corporation) and certain of its Subsidiaries from bankruptcy in 2003.

(o) Since September 30, 2013 through the date of this Agreement, neither the Company nor any of its Subsidiaries has (i) made, changed or revoked any material Tax election (except for elections made in the ordinary course of business or consistent with the Company’s past practices); (ii) settled or compromised any claim or assessment in respect of a material amount of Taxes; (iii) amended any previously filed income or other material Tax Return; (iv) filed or surrendered or forfeited any right to claim a material Tax refund or (v) taken any action that is reasonably likely to result in a reduction of the Company’s or its Subsidiaries’ Tax attributes (other than the use of such Tax attributes in the ordinary course of business).

(p) “Taxes” means all taxes, charges, fees, levies, or other like assessments, including all federal, possession, state, city, county and non-U.S. (or governmental unit, agency, or political subdivision of any of the foregoing) income, profits, employment (including Social Security, unemployment insurance and employee income Tax withholding), franchise, gross receipts, sales, use, transfer, stamp, occupation, property, capital, severance, premium, windfall profits, customs, duties, ad valorem, value added and excise taxes, PBGC premium and any other Governmental Authority charges of the same or similar nature, including any interest, penalty, or addition thereto, whether disputed or not or as a result of being a member of an affiliated, consolidated, combined or unitary group.

(q) “Tax Return” means any report, return, document, declaration or other information or filing supplied to any Governmental Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes (including any schedules and attachments thereto, and any amendment thereof), or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

Section 4.16. Employees and Employee Benefit Plans.

(a) Section 4.16(a) of the Company Disclosure Schedule contains a correct and complete list identifying each material Employee Plan. For purposes of this Agreement, “Employee Plan” means each “employee benefit plan,” as defined in Section 3(3) of ERISA, each employment, change of control, individual consulting, severance, vacation, or similar Contract, plan or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock purchase, stock option or other stock related rights or other forms of incentive or deferred compensation, tax gross-up, relocation, employee loan, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee housing fund, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and postemployment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) or other form of benefits, which is maintained, administered or contributed to or required to be contributed to by the Company or any of its Subsidiaries and covers any current or former employee, director or individual independent contractor or consultant of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any liability, contingent or otherwise. Section 4.16(a) of the Company Disclosure Schedule separately identifies each Employee Plan maintained outside of the United States (each, a “Foreign Plan”). True, correct and complete copies of the Employee Plans (and, if applicable, any related trust or funding agreements or insurance policies) and all amendments thereto have been made available to Parent together with the most recent (i) summary plan descriptions, (ii) annual report (Form 5500 including, if applicable, Schedule B thereto) for the last three years and the most recent actuarial report, if any, (iii) Internal Revenue Service determination letter or opinion letter (if applicable), the most recent nondiscrimination tests performed for each material Employee Plan and any other material correspondence to or from the Internal Revenue Service, the Department of Labor, the PBGC or any other Governmental Authority for the last three years, (iv) tax return (Form 990) prepared in connection with any such plan or trust, (v) written descriptions of all non-written Employee Plans, in each case, only if applicable, and (vi) with respect to Foreign Plan, material items similar in substance as items described in clauses (i) through (iv) (if applicable) relating to any foreign Governmental Authority or foreign law.

(b) No liability under Title IV of ERISA has been incurred by the Company or any ERISA Affiliate of the Company that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any ERISA Affiliate of the Company of incurring any such liability, other than liability for premiums due the Pension Benefit Guaranty Corporation (“PBGC”) (which premiums have been paid when due). No Employee Plan that is subject to Title IV (a “Title IV Plan”) or any trust established thereunder has failed to satisfy the “minimum funding standards” (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each Title IV Plan ended prior to the date hereof. During the six (6) year period ending on the date of this Agreement, none of the Company or its Subsidiaries or any of their respective ERISA Affiliates: (i) has withdrawn from any pension plan under circumstances resulting in a liability to the Pension Benefit Guaranty Corporation; or (ii) has engaged in any transaction which would reasonably be expected to give rise to any liability of the Company, its Subsidiaries or any of their ERISA Affiliates under Section 4069 or Section 4212(c) of ERISA.

(c) Neither the Company nor any ERISA Affiliate of the Company nor any predecessor thereof sponsors, maintains or contributes to, or has in the past sponsored, maintained or contributed to, any Employee Plan that is a Multiemployer Plan or a “multiple employer plan” (within the meaning of Section 413(c) of the Code).

(d) Each Employee Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or opinion letter that it is so qualified, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service (and the Company is not aware of any reason why any such determination letter or opinion letter should be revoked or not be reissued) and the trusts maintained thereunder are exempt from taxation under Section 501(a) of the Code, and, to the knowledge of the Company, nothing has occurred with respect to the Employee Plans which could be reasonably expected to cause the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the Code (including, but not limited to, Sections 4972, 4975, 4976, 4977, 4979, 4980(B), 4980(E), or 5000 of the Code). Each Employee Plan has been operated and administered in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Employee Plan. Except as has not had and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, there are no pending or, to the knowledge of the Company, threatened, claims or lawsuits which have been asserted or instituted against or in respect of the Employee Plans or the assets of any of the trusts under such plans.

(e) All employer and employee contributions, benefits and premiums required by and due under the terms of each Employee Plan have been timely paid materially in accordance with the terms of such Employee Plan and all applicable laws or, to the extent not required to be made or paid on or before the date hereof, are properly accrued, to the extent required by GAAP, on the Company’s financial statements. Each Foreign Plan required to be registered has registered under Applicable Law and with applicable regulatory authorities.

(f) Except as otherwise specifically so contemplated in this Agreement or as set forth on Section 4.16(f) of the Company Disclosure Schedule, with respect to each current or former employee or individual independent contractor or consultant of the Company or any of its Subsidiaries, the consummation of the transactions contemplated by this Agreement will not, either alone or together with any other event: (i) trigger or accelerate the time of payment or funding (through a grantor trust or otherwise) of any compensation or benefits payable to any such Person (or trigger any other material obligation to any such Person), (ii) accelerate the vesting of any compensation or benefits of any such Person (including any stock options or other equity-based awards, any incentive compensation or any deferred compensation entitlement); (iii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such Person or entitle any such Person to any severance, bonus, retention or other benefits; or (iv) cause amounts payable under the Employee Plans to fail to be deductible for U.S. federal income tax purposes by virtue of Section 280G of the Code. No employee or individual consultant or independent contractor is entitled to receive any gross-up or additional payment by reason of the tax required by Section 409A or 4999 of the Code being imposed upon such person.

(g) Neither the Company nor any of its Subsidiaries has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees or individual consultants or independent contractors of the Company or its Subsidiaries, other than coverage mandated by Section 4980B of the Code or other Applicable Law.

(h) Neither the Company nor any of its Subsidiaries is a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement, voluntary recognition agreement or other labor agreement with any union, works council or labor organization. No union, works council or labor organization represents any employees of the Company or its Subsidiaries in such employee’s capacity as an employee of the Company or its Subsidiaries. No union, works council, labor organization or group of employees of the Company or its Subsidiaries has made a pending demand for recognition or certification, and, to the knowledge of the Company, there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with any labor relations tribunal or authority. To the knowledge of the Company, there has not been any activity or proceeding of any union, works council, labor organization or employee group to organize or certify any such employees. In addition, there are no unfair labor practice charges or complaints or other material grievance or legal proceeding against Company or any of its Subsidiaries pending before the National Labor Relations Board or before any other board in the non-United States jurisdiction, and there are no labor strikes, lockouts, picketing, slowdowns, stoppages, material grievances or material arbitrations actually pending or threatened against or affecting the Company or any of its Subsidiaries.

(i) The Company and its Subsidiaries have provided notice to, or engaged in any consultation procedure with, any unions, works councils, labor organizations or similar bodies, in each case, to the extent such notice or consultation was required to have been made by Applicable Law or Contract prior to the date hereof in connection with the execution of this Agreement.

(j) Since the Company Balance Sheet Date, neither the Company nor any of its Subsidiaries has effectuated (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries; (ii) a “mass layoff” (as defined in the WARN Act); or (iii) such other transaction, layoff, reduction in force or employment terminations sufficient in number to trigger application of any similar state or local law.

(k) As of the date of this Agreement, neither the Company or any of its Subsidiaries is party to a legally-binding contract, plan or commitment to (i) create any additional Employee Plan, or any plan, agreement or arrangement that would be an Employee Plan if adopted, or (ii) to modify any existing Employee Plan, except as required by Applicable Law or renewals or similar actions in the ordinary course of business.

(l) To the Knowledge of the Company on the date hereof, each Employee Plan that is subject to Section 409A of the Code is in compliance with, and has been operated and administered in compliance with, Section 409A of the Code, as applicable.

(m) With respect to each Foreign Plan that is a defined benefit pension plan, the fair market value of the assets of each such Foreign Plan, at least equals the accrued benefit obligations under such Foreign Plan, in each case determined in accordance with GAAP. No current or former employee, director or individual independent contractor or consultant of the Company or any of its Subsidiaries is entitled to participate in any Foreign Plan which is a defined benefit pension plan, final salary plan or any death, disability or retirement benefit calculated by reference to age, salary or length of service and no current or former employee, director or individual independent contractor or consultant of the Company or any of its Subsidiaries has any claim or right in respect of any benefits payable on early retirement or redundancy under any Foreign Plan which is an occupational pension plan which was transferred to the Company or any of its Subsidiaries pursuant to the Transfer Regulations during the five-year period ending on the date of this Agreement. “Transfer Regulations” means all laws of any European Union member state implementing or in accordance with the EU Council Directive 2001/23/EC on the approximation of the laws of the member states relating to the safeguarding of employees’ rights in the event of transfers of undertakings, businesses or parts of undertakings or businesses.

(n) There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, an Employee Plan which would increase materially the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 2012. There has been no termination of any material Employee Plan since January 1, 2013.

(o) With respect to each Foreign Plan that is a “registered pension plan” as defined in s. 248(1) of the Income Tax Act (Canada), each contribution made to such plan is an “eligible contribution” as defined in the Income Tax Act (Canada.) and no circumstances have occurred that would require or provide grounds for an applicable regulatory authority to require a partial wind up or termination of such plan pursuant to Applicable Law, there have been no transfers of assets or liabilities to such plan from any other pension plan (whether or not a Foreign Plan) that were subject to regulatory approval, there have been no mergers of such plan, any application of surplus assets of such plan to offset required employer contributions to such plan was permitted by Applicable Law and the terms of such plan and associated funding arrangements, there has been no withdrawal or transfer of assets from the funding arrangements for such plan other than payments of benefits to eligible beneficiaries, refunds to plan members of over-contributions, payments on termination or transfer of employment of an individual employee and payment of reasonable expenses all to the extent permitted by the plan, the associated funding arrangement and Applicable Law. No such plan is a “multi-employer pension plan” as defined under the Pension Benefits Act (Ontario) or a multi-employer plan or multi-unit plan under applicable Canadian pension standards legislation.

Section 4.17. Intellectual Property. Section 4.17 of the Company Disclosure Schedule contains a list of all registrations and applications for registration of material Company Owned Intellectual Property. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, (i) with respect to all Company Intellectual Property, the Company or one of its Subsidiaries, as the case may be, owns such Company Intellectual Property or has valid and continuing rights to use or hold for use or exploit such Company Intellectual Property as the same is used or held for use or exploited by the Company and its Subsidiaries (in each case, free and clear of any Liens except for Permitted Liens and Liens on Company Owned Intellectual Property recorded at the United States Patent and Trademark Office, pursuant to the Credit Agreement or Indenture); (ii) the Company Intellectual Property includes all of the Intellectual Property necessary and sufficient to enable the Company and its Subsidiaries to conduct their respective businesses in the manner in which such businesses are currently being conducted in all material respects; (iii) to the knowledge of the Company, neither the Company nor any of its Subsidiaries, nor the conduct of their respective businesses, is infringing, diluting, misappropriating or otherwise violating, or has in the six years prior to the date of this Agreement, infringed, diluted, misappropriated or otherwise violated, the Intellectual Property rights of any Person, and neither the Company nor any of its Subsidiaries have received any written notice from any Person claiming any such infringement, dilution, misappropriation or other violation, including in the form of offers or invitations to license; (iv) to the knowledge of the Company, no Person is infringing, diluting, misappropriating or otherwise violating, or has infringed, diluted, misappropriated or otherwise violated, any Company Owned Intellectual Property in any material respect, and the Company and its Subsidiaries have made no written claims alleging that any Person is infringing, diluting, misappropriating or otherwise violating, or has infringed, diluted, misappropriated or otherwise violated, any Company Owned Intellectual Property; (v) the consummation of the transactions contemplated by this Agreement will not alter, encumber, impair or extinguish any Company Intellectual Property right or impair (or require the payment of any additional amounts or require the consent of any other Person with respect to) the right of Surviving Corporation to use, hold for use, sell, license or dispose of any Company Intellectual Property as such Company Intellectual Property is used, held for use, sold, licensed or disposed of by the Company and its Subsidiaries as of the date of this Agreement; (vi) the Company and its Subsidiaries have exercised reasonable care to maintain the confidentiality of all Trade Secrets that are Company Intellectual Property and, to the knowledge of the Company, no such Trade Secrets have been disclosed other than to employees, Representatives and agents of the Company or any of its Subsidiaries all of whom are bound by written confidentiality agreements, or to third parties under a written obligation of confidentiality; (vii) the IT Assets operate and perform in a manner that permits the Company and its Subsidiaries to conduct their respective businesses as currently conducted in all material respects and to the knowledge of the Company, no person has gained unauthorized access to the IT Assets; (viii) the Company and its Subsidiaries have implemented reasonable backup and disaster recovery technology consistent with industry practices; (ix) to the knowledge of the Company, no current or former partner, director, stockholder, officer, or employee of the Company will, after giving effect to the transactions contemplated hereby, own or retain any proprietary rights in any of the Company Intellectual Property; and (x) the Company has at all times complied in all material respects with Applicable Laws, and Company’s and its Subsidiaries’ policies and procedures, related to privacy, data protection, and the collection and use of personal information. To the knowledge of the Company, neither the Company nor any of its Subsidiaries is a party to any Contracts that would require Parent or any of its Affiliates (other than Surviving Corporation and its Subsidiaries) to license, assign, or make available any Intellectual Property owned or licensed by Parent or any of such Affiliates (the “Parent IP”) to any other Person, or restrict the use by Parent or any of such Affiliates of any Parent IP, as a result of the transactions contemplated hereby.

Section 4.18. Properties. Except in any such case as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company: (i) with respect to the real property owned by the Company or its Subsidiaries (the “Owned Real Property”), the Company or one of its Subsidiaries, as applicable, has good and marketable title to the Owned Real Property, free and clear of any Lien (other than Permitted Liens); (ii) with respect to the real property leased, subleased or licensed to or otherwise occupied by the Company or its Subsidiaries (the “Leased Real Property”), the lease, sublease, license or occupancy agreement for such property is valid, and binding on and enforceable by/against the Company or its Subsidiaries, as applicable (except those which are cancelled, rescinded or terminated after the date of this Agreement in accordance with their terms and subject to applicable bankruptcy, insolvency, fraudulent transfers, reorganization, moratorium and other laws, affecting creditors’ rights generally and general principles of equity), and to the knowledge of the Company, each other party thereto, and in full force and effect, and none of the Company or any of its Subsidiaries is in breach of or default under such lease, sublease, license or occupancy agreement and no event has occurred which, with notice, lapse of time or both, would constitute a breach or default by any of the Company or its Subsidiaries or permit termination, modification or acceleration by any third party thereunder; (iii) with respect to any real property leased, subleased or licensed by the Company or any of its Subsidiaries to a third party, the lease, sublease, license or occupancy agreement for such property is valid, enforceable and binding on the parties thereto (except those which are cancelled, rescinded or terminated after the date of this Agreement in accordance with their terms and subject to applicable bankruptcy, insolvency, fraudulent transfers, reorganization, moratorium and other laws, affecting creditors’ rights generally and general principles of equity) and in full force and effect and no party thereto is in breach of or default under such lease, sublease, license or occupancy agreement and no event has occurred which, with notice, lapse of time or both would constitute a breach or default by any party thereto or permit termination or modification thereof; and (iv) all buildings, structures, fixtures and improvements included within the Owned Real Property and the Leased Real Property (the “Improvements”) are in good repair and operating condition, subject only to ordinary wear and tear, and are adequate and suitable for the purposes for which they are presently being used or held for use, and to the knowledge of the Company, there are no facts or conditions affecting any of the Improvements that, in the aggregate, would reasonably be expected to materially interfere with the current use, occupancy or operation thereof. Section 4.18 of the Company Disclosure Schedule contains a true and complete list of all Owned Real Property and Leased Real Property.

Section 4.19. Environmental Matters.

(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or any Subsidiary: (i) no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and as of the date of this Agreement, no investigation, action, claim, suit, proceeding or review (or any basis therefor) is pending or, to the knowledge of the Company, is threatened by any Governmental Authority or other Person relating to the Company or any Subsidiary and relating to or arising out of any Environmental Law; (ii) the Company and its Subsidiaries are and have been in compliance with all Environmental Laws and all Environmental Permits; (iii) neither the Company nor any Subsidiary has assumed, by Contract or otherwise, any liabilities arising under any Environmental Laws or relating to the Release or threatened Release of Hazardous Substances; and (iv) there are no actions, activities, circumstances, facts, conditions, events or incidents, including the presence, Release or threatened Release of Hazardous Substances, that could reasonably be expected to result in the Company or any Subsidiary incurring liabilities under any Environmental Laws.

(b) The Company has made available to Parent all material environmentally related audits, studies, reports, analyses and results of investigations that have been performed with respect to (i) any currently or formerly owned, leased or operated properties of the Company or any Subsidiary, (ii) any material investigation, action, claim, suit or proceeding relating to the Company or any Subsidiary and relating to or arising out of any Environmental Law, or (iii) the Company’s or any of its Subsidiaries’ compliance with applicable Environmental Laws, and that, in each case, are in the possession or reasonable control of the Company or any Subsidiary.

Section 4.20. Finders’ Fees. Except as set forth in Section 4.20 of the Company Disclosure Schedule, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 4.21. Affiliate Transactions. Except as set forth on Section 4.21 of the Company’s Disclosure Schedule, no person owning 5% or more of the Company Common Stock nor any Affiliate of such Person, nor any of the named executive officers (within the meaning of Item 401 of Regulation S-K) of the Public Subsidiary is a party to any Contract with or binding upon the Company or any of its Subsidiaries or any of their respective properties or assets or has any interest in any property owned by the Company or any of its Subsidiaries or has engaged in any transaction with any of the foregoing within the twelve months preceding the date of this Agreement.

Section 4.22. Insurance. Except as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, (a) all material insurance policies covering the Company and its Subsidiaries and their respective assets, properties and operations provide insurance in such amounts and against such risks as is sufficient to comply with Applicable Law and all Company Material Contracts, and (b) all such insurance policies are in full force and effect. There is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies and there has been no threatened termination of, or material premium increase with respect to, any such policies.

Section 4.23. FCPA and Anti-Corruption.

(a) Since December 3, 2010, neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any director, manager or employee of the Company or any Subsidiary, in connection with the business of the Company or any Subsidiary, itself or any of its agents, representatives, sales intermediaries, in each case, acting on behalf of the Company or any of its Subsidiaries, has taken any action in violation of the FCPA or other applicable anti-corruption or anti-bribery laws;

(b) Since December 3, 2010, neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any director, manager or employee of the Company or any Subsidiary has (i) been subject to any actual, pending, or threatened civil, criminal, or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements, or enforcement actions or (ii) made any voluntary disclosures to any Governmental Authority, involving the Company or any Subsidiary in any way relating to any applicable anti-corruption or anti-bribery laws; and

(c) Since December 3, 2010, the Company has made and kept, or has caused each of its Subsidiaries to make and keep, books and records, accounts and other records, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries as required by the FCPA in all material respects.

Section 4.24. No Other Representations or Warranties. Except for the representations and warranties contained in this Article 4, the Company expressly disclaims any other representations or warranties of any kind or nature, express or implied, as to liabilities, operations of the facilities, the title, condition, value or quality of the Company. No exhibit to this Agreement, nor any other material or information provided by or communications made by the Company or any of its Affiliates, or by any advisor thereof, whether by use of a “data room” or in any information memorandum or otherwise, or by any broker or investment banker, will cause or create any warranty, express or implied, as to the title, condition, value or quality of the Company.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to the Company that:

Section 5.01. Corporate Existence and Power. Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers required to carry on its business as now conducted. Parent has, prior to the date of this Agreement, delivered to the Company true and complete copies of the Organizational Documents of Parent and Merger Subsidiary as in effect on the date of this Agreement. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement. Neither Parent nor Merger Subsidiary is in violation of any of the provisions of its Organizational Documents.

Section 5.02. Corporate Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Parent and Merger Subsidiary and have been duly authorized by all necessary corporate action on the part of Parent and Merger Subsidiary. This Agreement constitutes a valid and binding agreement of each of Parent and Merger Subsidiary enforceable against each of Parent and Merger Subsidiary in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

Section 5.03. Governmental Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the Required Governmental Authorizations and (ii) any actions or filings the absence of which would not be reasonably expected to, individually or in the aggregate, materially delay or impair the ability of Parent or Merger Subsidiary to consummate the transactions contemplated hereby on a timely basis.

Section 5.04. Non-contravention. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the Organizational Documents of Parent or Merger Subsidiary, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 5.03, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, could become a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon Parent or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of Parent and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of Parent or any of its Subsidiaries, except for such contraventions, conflicts and violations referred to in clause (ii) and for such failures to obtain any such consent or other action, defaults, terminations, cancellations, accelerations, changes, losses or Liens referred to in clauses (iii) and (iv) that would not be reasonably expected to, individually or in the aggregate, materially delay or impair the ability of Parent or Merger Subsidiary to consummate the transactions contemplated hereby on a timely basis.

Section 5.05. Sufficient Funds; Solvency.

(a) As of the Closing Date, Parent will have, sufficient cash in immediately available funds to pay the Closing Date Merger Consideration (and any amounts included in the calculation thereof (whether added or subtracted), all payments under and any adjustments to the Closing Date Merger Consideration under Section 2.06, and all of its fees and expenses in order to consummate the transactions contemplated by this Agreement. Parent confirms that it is not a condition to the Closing or any of its other obligations under this Agreement that Parent obtain financing for or in connection with the transactions contemplated by this Agreement (any such financing, the “Financing”).

(b) As of the Effective Time and immediately after the transactions contemplated hereby, after giving effect to the consummation of the transactions contemplated by this Agreement and the payment of all fees, costs and expenses payable by Parent with respect to the transactions contemplated hereby and in any loans or financing agreements in connection herewith, Parent, the Surviving Corporation and the Subsidiaries, taken as a whole, shall be Solvent.

Section 5.06. Finders’ Fees. Except for any investment banker, broker, finder or other intermediary whose fees will be paid solely by Parent or its Affiliates, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent who might be entitled to any fee or commission from the Company or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

Section 5.07. Litigation. As of the date of this Agreement, there is no action, suit, investigation or proceeding pending or, to the knowledge of Parent, threatened, against Parent or any of its Subsidiaries before any Governmental Authority that would be reasonably expected to, individually or in the aggregate, materially delay or impair the ability of Parent or Merger Subsidiary to consummate the Merger on a timely basis, nor is there any Order outstanding against, or, to the knowledge of Parent, investigation by any Governmental Authority involving, Parent or any of its Subsidiaries that would be reasonably expected to, individually or in the aggregate, materially delay or impair the ability of Parent or Merger Subsidiary to consummate the transactions contemplated hereby on a timely basis.

Section 5.08. Investigation by Parent and Merger Subsidiary; Reliance. Each of Parent and Merger Subsidiary has conducted its own independent review and analysis of the businesses, assets, condition, operations and prospects of the Company and its Subsidiaries and acknowledges that each of Parent and Merger Subsidiary has been provided access to the properties, premises and records (including via an electronic data room) of the Company and its Subsidiaries for this purpose. In entering into this Agreement, each of Parent and Merger Subsidiary has relied solely upon its own investigation and analysis and the representations and warranties of the Company expressly set forth in Article 4, and each of Parent and Merger Subsidiary acknowledges that, except for the representations and warranties of the Company expressly set forth in Article 4, none of the Company or its Subsidiaries nor any other Person makes or has made any representation or warranty, either express or implied as to the accuracy or completeness of any of the information provided or made available to Parent or Merger Subsidiary or any of their Representatives (and Parent has not relied on any such express or implied representation or warranty by or on behalf of the Company or its Subsidiaries). Parent acknowledges that none of the Company, its Subsidiaries or any other Person, directly or indirectly, has made, and Parent has not relied on, any representation or warranty regarding the pro-forma financial information, financial projections or other forward-looking statements of the Company and its Subsidiaries. Without limiting the generality of the foregoing, none of the Company or its Subsidiaries nor any of their respective Representatives or any other person has made a representation or warranty to Parent or Merger Subsidiary with respect to (a) any projections, estimates or budgets for the Company or its Subsidiaries or (b) any material, documents or information relating to the Company or its Subsidiaries made available to each of Parent or Merger Subsidiary or their Representatives in the electronic data room or otherwise, except as expressly and specifically covered by a representation or warranty set forth in Article 4, and the Company and its Affiliates and their respective Representatives shall not have or be subject to any liability to Parent for use any such information, documents or materials made available to Parent.

ARTICLE 6

COVENANTS OF THE COMPANY

The Company agrees that:

Section 6.01. Conduct of the Company. From the date of this Agreement until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice (including capital expenditures in the ordinary course pursuant to the Company’s 2014 budget) and in compliance with all material Applicable Laws and all material governmental authorizations, and use its reasonable best efforts to preserve intact its present business organization, material assets and properties, maintain in effect all Company Permits, keep available the services of its directors, officers and employees and maintain satisfactory relationships with its customers, lenders, suppliers, distributors and others having material business relationships with it. Without limiting the generality of the foregoing and to the fullest extent permitted by Applicable Law, from the date of this Agreement until the Effective Time, except as set forth in Section 6.01 of the Company Disclosure Schedule, without Parent’s prior written consent (which such consent not to be unreasonably withheld, conditioned or delayed), or to the extent permitted or required by another Section of this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to:

(a) amend the Organizational Documents of the Company or its Subsidiaries (whether by merger, consolidation or otherwise);

(b) (i) split, combine, redenominate or reclassify any shares of its capital stock, or (ii) issue, deliver, redeem, repurchase, cancel or otherwise acquire or offer to issue, deliver, redeem, repurchase or otherwise acquire, directly or indirectly, any Company Security or any Company Subsidiary Security, or (iii) amend or propose to amend any term of any Company Security or any Company Subsidiary Security, except, in the case of each of the foregoing clauses (i) and (ii), by the Company or its Subsidiaries (x) in connection with the exercise of Options in accordance with their terms, (y) in connection with the acceleration of vesting of Options in accordance with their terms, or (z) with respect to repurchases of shares of Company Common Stock and Options from Securityholders under the Stockholders’ Agreement, Equity Incentive Plan or any Option Agreement;

(c) declare, set aside, make or pay any dividend in respect of any shares of its capital stock or other securities (except dividends of cash and cash equivalents of the Company and its Subsidiaries and the Non-Core Real Estate);

(d) sell, lease (as lessor), license, assign, transfer, convey, abandon, terminate or otherwise dispose of, or modify, amend, extend or renew any agreement with respect to, any Subsidiary or any amount of assets, securities or property, except (i) pursuant to existing Contracts as of the date hereof (including terminations or renewals of such existing Contracts), (ii) inventory (including, raw materials, work in process and finished goods) in arms-length transactions in the ordinary course of business or for the purpose of disposing of obsolete or worthless assets, (iii) in arms-length transactions in the ordinary course of business in each case involving the receipt of consideration of $250,000 or less individually (or receipt of consideration of less than $500,000 for all such sales, leases, encumbrances and other dispositions in the aggregate), provided that such sales, leases, encumbrances or other dispositions referred to in this clause (iii) do not materially impact the ability of the Company and its Subsidiaries to conduct their business in the ordinary course, or (iv) with respect to capital equipment to the extent replaced with new capital equipment of like purpose and which such new capital equipment constitutes an asset of the business of the Company and its Subsidiaries;

(e) (i) form any subsidiary, (ii) acquire (including by merger, consolidation, or acquisition of stock or all or substantially all of the assets) any equity interest or all or substantially all of the assets or any real property of any corporation, partnership, other business organization or any division thereof from any other Person, (iii) merge or consolidate with any other Person or (iv) adopt a plan of complete or partial liquidation, dissolution, recapitalization, reorganization or restructuring (or resolutions providing for or authorizing such action) of the Company or any of its Subsidiaries (other than the Merger);

(f) voluntarily create or incur any Lien on any material asset, except Permitted Liens, Liens securing any indebtedness or guaranties incurred without violating this Section 6.01, or any immaterial Lien incurred in the ordinary course of business consistent with past practice and which is reasonably necessary to conduct the Company’s business as presently conducted;

(g) make any loan, advance or investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any Person, except (i) loans or advances to, or investments in, its wholly-owned Subsidiaries, (ii) loans or advances to employees in the ordinary course of business and consistent with past practices, with outstanding amounts, at any time, not in excess of $100,000 in the aggregate and (iii) trade credit provided in the ordinary course of business;

(h) create, incur, assume, suffer to exist or otherwise be liable with respect to any indebtedness for borrowed money or guarantees thereof except (i) any draw downs on the

Company’s revolving credit facility under the Credit Agreement (or a replacement facility thereof), (ii) such indebtedness or guarantees that exist on the date hereof, or (iii) other indebtedness (and any guarantees thereof) not exceeding an outstanding amount at any time in excess of $2,000,000; provided that all amounts incurred and outstanding under this Section 6.01(h) at the Closing Date shall be included in “Funded Indebtedness”;

(i) enter into any Contract that would have been a Company Material Contract described in clauses (i) through (viii) of Section 4.14(a) were the Company or any of its Subsidiaries a party or subject thereto on the date of this Agreement in each case other than (A) sales representative or distributor contracts in the ordinary course consistent with past practice, that do not impose exclusivity restrictions on the Company or its Affiliates, (B) customer contracts in the ordinary course consistent with past practice, and (C) Contracts for actions which are specifically permitted by any exception set forth in this Section 6.01;

(j) terminate, amend, renew, or extend in any material respect any Company Material Contract described in clauses (i) through (viii) of Section 4.14(a) or waive any material right thereunder, other than in the ordinary course of business on terms consistent with past practice (including in terms both of timing and amounts);

(k) except (x) as required by Applicable Law, (y) pursuant to the terms of any existing Contract or Employee Plans or (z) under any under any collective bargaining agreements that are disclosed in Section 4.16(h) of the Company Disclosure Schedule, (i) materially increase the bonus (including any long-term cash incentive award), salary, wages or other compensation payable or benefits provided to any employee or individual consultant or independent contractor of the Company or any of its Subsidiaries, except for increases in the ordinary course of business consistent with past practice for individuals whose base salary is less than $175,000, (ii) enter into or amend any employment, change of control, retention, severance or similar agreement, or establish, amend or terminate any Employee Plan, (iii) grant any severance or termination pay, modifications thereto or increases thereof to any employee or individual consultant or independent contractor of the Company or any of its Subsidiaries other than pursuant to the Company’s practices in effect on the date hereof that are described in Section 4.16(a) of the Company Disclosure Schedule, (iv) loan or advance any money to any employee or individual consultant or independent contractor of the Company or any of its Subsidiaries, other than in the ordinary course of business and consistent with past practice with outstanding amounts, at any time, not in excess of $100,000 in the aggregate, (v) except as may be required to implement the actions contemplated by this Agreement, including Section 2.03, accelerate the vesting or payment of any compensation or benefit under any Employee Plan, (vi) hire or terminate (other than for cause) any Person who (x) will be (after the date of hire) or is (in case of termination) an employee or individual consultant or independent contractor of the Company or any of its Subsidiaries and (y) is reasonably expected to receive a base salary, in case of hire, or receives a base salary, in case of termination, in excess of $175,000 (provided that the Company or its Subsidiaries shall be permitted to hire any Person to replace a departed employee or individual consultant or independent contractor); (vii) increase the funding obligation or contribution rate of any Employee Plan, other than in the ordinary course of business and consistent with past practice; or (viii) award any equity or equity-based awards, except the Company may grant equity or equity-based awards, so long as (A) any equity award is an Option and will be treated in accordance with Section 2.03, or is a share of Company

Common Stock and will be treated in accordance with Section 2.02, and payment with respect to which shall be subject to Section 6.06, to the extent applicable, and (B) the value of any equity-based awards shall be considered, to the extent not paid prior to Closing, an Unpaid Company Transaction Expense (provided that such amount shall not be paid in accordance with Section 2.05(e), but shall be paid in cash in accordance with the terms of the applicable incentive plans and award agreements) and payment with respect to which shall be subject to Section 6.06, to the extent applicable;

(l) (i) make, change or revoke any material Tax election (except for elections made in the ordinary course of business or consistent with the Company’s past practices); (ii) settle or compromise any claim, notice, audit report or assessment in respect of a material amount of Taxes; (iii) amend any previously filed income or other material Tax Return; (iv) enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any material Tax (other than commercial agreements entered into in the ordinary course of business, the principal purpose of which is not related to indemnification for Taxes); (v) file or surrender or forfeit any right to claim a material Tax refund, or consent to any extension, (vi) consent to any waiver of the statute of limitations period applicable to any income or other material Tax or Tax Return (other than in the ordinary course of business), (vii) fail to pay any material Tax when due, or (viii) file any Tax Return to carryback any item relating to any payment or expense described in the definition of Transaction Tax Deductions, and (ix) take any action that is reasonably likely to result in a reduction of the Company’s or its Subsidiaries’ Tax Attributes (other than the use of such Tax attributes in the ordinary course of business or in connection with the sale of the Non-Core Real Estate);

(m) make any payments with respect to any intercompany loan balance between Victor Equipment Company (as the lender) and Victor Equipment de Mexico, S.A. de C.V. (as the borrower), except in connection with the sale or distribution of the Non-Core Real Estate under Section 2.10;

(n) make any material change in any method of accounting or accounting principles or practice used by the Company or any of the working capital policies applicable to the Company and its Subsidiaries, except for any such change required by reason of a concurrent change in GAAP or Regulation S-X under the 1934 Act;

(o) compromise, waive, release, assign, settle, or offer or propose to waive, release, assign or settle, any litigation, investigation, arbitration, suit, action, proceeding or other claim, other than compromises, settlements or agreements that involve only the payment of monetary damages, in any case without the imposition of equitable relief on, or the admission of wrongdoing by, the Company or any of Subsidiary of the Company, and which are not in respect to the matter set forth on Section 6.01(o) of the Company Disclosure Schedule;

(i) fail to use reasonable efforts maintain and keep in full force and effect all material existing material insurance policies for the benefit of the Company and its Subsidiaries, other than such policies that expire by their terms (in which event the Company and its Subsidiaries shall use reasonable efforts to renew or replace such policies) or changes to such policies made in the ordinary course of business;

(p) with respect to material Company Intellectual Property, (A) sell, assign, license, sublicense, encumber, impair, abandon, fail to diligently maintain, transfer or otherwise dispose of any right, title or interest of the Company or any of its Subsidiaries in any of the material Company Intellectual Property, (B) extend, amend, waive, cancel or modify any rights in or to material Company Intellectual Property, (C) fail to diligently prosecute the material patent applications owned by the Company or any of its Subsidiaries, or (D) divulge, furnish or make accessible any Trade Secrets within the material Company Intellectual Property to any third party who is not subject to a written agreement to maintain the confidentiality of such Trade Secrets;

(q) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any Contract with any Affiliate of the Company;

(r) except as required by Applicable Law, enter into, modify, renew or extend any collective bargaining agreement or other labor agreement with any union, works council or labor organization, or recognize any union, works council or labor organization as the bargaining representative for any employees of the Company or its Subsidiaries;

(s) except for capital expenditures in the ordinary course pursuant to the Company’s 2014 budget, authorize any capital expenditures in excess of $500,000 individually or $1,000,000 in the aggregate; or

(t) agree, resolve or commit to do any of the foregoing.

Nothing contained in this Agreement shall give Parent or Merger Subsidiary, directly or indirectly, the right to control or direct the Company’s or any of its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company and all of its Subsidiaries shall exercise, consistent with the terms of this Agreement, complete control and supervision over its and any of its Subsidiaries’ operations. Notwithstanding the foregoing and anything to the contrary in this Agreement, this Section 6.01 shall not apply with respect to the sale or distribution of Non-Core Real Estate under Section 2.10.

Section 6.02. Access to Information; Confidentiality.

(a) From the date of this Agreement until the Effective Time and subject to Applicable Law, the Company shall, and shall cause its Subsidiaries to, upon reasonable notice, (i) give to Parent, its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours to its offices, properties, books and records, (ii) furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct its employees, counsel, financial advisors, auditors and other authorized representatives to cooperate with Parent in its investigation. Any investigation pursuant to this Section 6.02 shall be conducted in accordance with Applicable Law and in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries or impose any material costs on the Company and its Subsidiaries and no investigation pursuant to this Section 6.02 shall include invasive environmental sampling. Parent hereby acknowledges and agrees that it is not authorized to and shall not (and shall not permit any of its

Representatives to contact any employee of the Company or its Subsidiaries for purposes of discussing the transactions contemplated by this Agreement prior to the Closing without the prior written consent of the Company (which such consent shall not be unreasonably withheld, conditioned or delayed)). Parent hereby acknowledges and agrees that any contact with suppliers, distributors, customers or other business relations of the Company and its Subsidiaries for purposes of discussing the transactions contemplated by this Agreement prior to the Closing shall be conducted in accordance with Applicable Law and in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries or disparage the Company and its Subsidiaries. All requests for information made pursuant to this Section 6.02 shall be directed to an executive officer of the Company.

(b) Nothing contained in this Section 6.02 shall, prior to the Effective Time, require the Company or its Subsidiaries to take any action that would, based on the advice of outside legal counsel, constitute a waiver of the attorney-client or similar privilege or trade secret protection held by the Company or any of its Subsidiaries or violate confidentiality obligations owing to third parties; provided, however, that if any information is withheld by the Company or any of its Subsidiaries pursuant to the foregoing, the Company shall inform Parent as to the general nature of what is being withheld; and provided, further, that the Company shall use its reasonable best efforts to (i) accommodate any request from Parent for access or information pursuant to this Section 6.02 in a manner that does not result in such a waiver or violation or (ii) obtain the required consent of such third party to provide such access or disclosure. For a period of six years following the Closing, or such longer period as may be required by Applicable Law or necessitated by applicable statutes of limitations, Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, maintain all such books and records in the jurisdiction in which such books and records were located prior to the Closing Date and shall not destroy or dispose of any such books and records. On and after the end of such period, Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, provide the Securityholders’ Representative with at least 10 Business Days prior written notice before destroying any such books and records, during which period the Securityholders’ Representative may elect to take possession, at its own expense, of such books and records.

(c) All information furnished pursuant to this Section 6.02 shall be subject to the confidentiality agreement, dated as of February 25, 2013 and the letter agreement, dated as of December 20, 2013, in each case among IPC Manager III, L.P., the Company and Parent (collectively, the “Confidentiality Agreement”).

(d) No investigation by any of the parties or their respective Representatives shall modify, nullify, amend or otherwise affect the representations, warranties, covenants or agreements of the other parties set forth herein.

(e) At the written request of Parent, the Company and its Subsidiaries shall provide notice to, or engage in consultation procedure with, unions, works councils, labor organizations or similar bodies, in each case, to the extent such notice or consultation is required to be made by Applicable Law or Contract prior to the Closing. The Company shall keep Parent fully informed of the status of any consultation procedures.

Section 6.03. Financing.

(a) Prior to the Closing, the Company shall, and shall cause its Subsidiaries to, and shall use reasonable best efforts to cause its and its Subsidiaries’ respective Representatives to, use reasonable best efforts to provide to Parent and Merger Subsidiary such cooperation reasonably requested by Parent that is necessary, proper or advisable in connection with the Financing (including marketing efforts in connection therewith) and the repayment of any Funded Indebtedness of the Company and the release of collateral in connection therewith, including:

(i) participating in due diligence and drafting sessions, and cooperating with the marketing efforts of Parent and Merger Subsidiary, in connection with the Financing;

(ii) assisting with the preparation of offering documents, business projections, investor presentations and similar documents in connection with the Financing;

(iii) promptly furnishing Parent and Merger Subsidiary with financial and other information regarding the Company and its Subsidiaries as may be reasonably requested by Parent, including (A) all financial statements, pro forma financial information (provided that Parent shall provide the assumptions related to the pro forma capitalization), financial data, audit reports and other information required by Regulations S-X and S-K under the Exchange Act for registered offerings of equity securities and of the type and form customarily included in a registration statement on Form S-3, or as otherwise reasonably requested by Parent in connection with the Financing and (B) as otherwise necessary to receive customary “comfort” (including “negative assurance” comfort) from independent accountants in connection with offering(s) of securities in connection with the Financing or with respect to the financial statements and data referred to in sub-clause (A) above (all such information in this clause (iii), the “Required Information”); and

(iv) obtaining accountants’ comfort letters and consents to the use of accountants’ audit reports relating to the Company and its Subsidiaries, as are reasonably requested by Parent and, if requested by Parent or Merger Subsidiary, cooperating with and assisting Parent or Merger Subsidiary in obtaining such documentation and items (for the avoidance of doubt at the sole cost and expense of Parent);

provided, however, that, (a) irrespective of the above, no obligation of the Company or any of its Subsidiaries under any certificate, document or instrument shall be effective until the Effective Time and none of the Company or any of its Subsidiaries shall be required to take any action under any certificate, document or instrument that is not contingent upon the Closing or, in the case of a tender offer, the acceptance of the securities subject to such offer, or that would be effective prior to the Effective Time, (b) nothing herein shall require such cooperation to the extent it would interfere unreasonably with the business or operations of the Company or its

Subsidiaries, (c) the Company and its Subsidiaries shall not be obligated to provide (and Parent and Merger Subsidiary shall not disclose) any information about the Company or its Subsidiaries that is material, non-public information, trade secrets or other information that the Company treats as confidential, information that would result in a waiver of the attorney-client or similar privilege, or information that would violate confidentiality obligations owing to third parties and (d) none of the Company or any of its Subsidiaries shall be required to issue any offering document. None of the Company or any of its Subsidiaries shall be required to bear any cost or expense or to pay any commitment or other similar fee or make any other payment in connection with the Financing or any of the foregoing prior to the Effective Time. If the Effective Time does not occur, Parent shall indemnify and hold harmless the Company, its Subsidiaries and Affiliates and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the Financing (other than to the extent such losses arise from the Willful Breach of the Company, any of its Subsidiaries or their Representatives and any information utilized in connection therewith). Whether or not the Effective Time occurs, Parent shall, promptly upon request by the Company, reimburse the Company for all documented and reasonable out-of-pocket costs incurred by the Company or its Subsidiaries in connection with this Section 6.03, including legal fees and expenses reasonably incurred. The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Financing; provided that such logos shall be used solely in a manner that is not intended to nor reasonably likely to harm, disparage or otherwise adversely affect the Company or any of its Subsidiaries.

(b) The Company will use reasonable best efforts to periodically update any Required Information to be included in an offering document to be used in connection with such Financing so that Parent may ensure that such Required Information, taken as a whole, does not contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements contained therein not misleading.

(c) Parent and Merger Subsidiary acknowledge and agree that the obtaining of the Financing, or any alternative financing, is not a condition to the Closing and reaffirm their obligation to consummate the transactions contemplated by this Agreement irrespective and independently of the availability of the Financing or any alternative financing, subject to fulfillment or waiver of the conditions set forth in Article 9.

Section 6.04. FIRPTA Certificate. Pursuant to Treasury Regulation § 1.897-2(h) and Treasury Regulation. § 1.1445-2(c)(3), on or prior to the Closing Date, the Company shall furnish to Parent, with a copy to the Internal Revenue Service, a statement certifying that the Company is not a U.S. real property interest because the Company is not and has not been a “United States real property holding corporation” (within the meaning of Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

Section 6.05. Stockholder Consent. No later than twenty-four (24) hours following the execution and delivery of this Agreement by all parties hereto, the Company shall deliver to Parent evidence of the Written Consent.

Section 6.06. Section 280G Approval. To the extent applicable, the Company shall use reasonable best efforts to (i) obtain waivers, no later than 10 Business Days prior to the Closing,

of any excess parachute payment (as described below) from each Person who has a right to any payments and/or benefits as a result of or in connection with the transactions contemplated herein (either alone or upon occurrence of any other event) that would be deemed to constitute “excess parachute payments” (within the meaning of Section 280G of the Code (hereafter, “Section 280G”)) (the “Waived 280G Benefits”), and (ii) solicit the approval of the stockholders of the Company in a manner intended to comply with Sections 280G(b)(5)(A)(ii) and 280G(b)(5)(B) of the Code of any Waived 280G Benefits.

Section 6.07. Cancellation of Agreements. Effective on or before the Effective Time, the Company shall terminate all Contracts with the Persons identified on Section 6.07 of the Company Disclosure Schedule, pay all amounts due thereunder, discharge in full all obligations of the Company and any of its Subsidiaries thereunder and provide the counterparties to such agreements a release of all liability arising under or relating to such agreement.

Section 6.08. Certain Activities. The Company shall use commercially reasonable efforts to take or cause to be taken all actions set forth on Section 6.08 of the Company Disclosure Schedule.

ARTICLE 7

COVENANTS OF PARENT

Section 7.01. Obligations of Merger Subsidiary. Parent shall take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 7.02. Director and Officer Liability. Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

(a) For six years after the Effective Time, Parent shall cause the Surviving Corporation to indemnify and hold harmless each current and former officer and director of the Company and its Subsidiaries and each person who served as a fiduciary under or with respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA) (each, together with such person’s heirs, executors or administrators, an “Indemnified Person”) against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Person to the fullest extent permitted by Applicable Law; provided, however, that such advance shall be conditioned upon the Surviving Corporation’s receipt of an undertaking by or on behalf of the Indemnified Person to repay such amount if it shall be ultimately determined by final judgment of a court of competent jurisdiction that the Indemnified Person is not entitled to be indemnified pursuant to this Section 7.02(a)), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, arbitration, proceeding or investigation in respect of or arising out of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time to the fullest extent permitted by Delaware Law or any other Applicable Law or provided under the Company’s Organizational Documents in effect on the date hereof; and provided, further, that such indemnification shall be subject to any limitation imposed from time to time under Applicable Law.

(b) An Indemnified Person shall notify Parent and the Surviving Corporation in writing promptly upon learning of any claim, action, suit, proceeding, investigation or other matter in respect of which such indemnification may be sought. Parent and the Surviving Corporation shall have the right, but not the obligation, to assume and control the defense of (including the investigation of, and corrective action required to be undertaken in response to) any litigation, claim or proceeding relating to any acts or omissions covered under this Section 7.02 with counsel reasonably selected by Parent or the Surviving Corporation (and, if Parent or the Surviving Corporation shall have assumed such defense, it shall not be liable for the fees or expenses of any separate counsel retained by the Indemnified Person); provided, however, that an Indemnified Person shall be permitted to participate in the defense thereof at its own expense; and provided further, however, that Parent or the Surviving Corporation shall not be liable for any settlement effected without its written consent.

(c) Parent shall cause the Surviving Corporation to continue in full force and effect for a period of six years from the Effective Time the provisions in existence in the Company’s and its Subsidiaries’ Organizational Documents in effect on the date of this Agreement regarding elimination of liability of directors, indemnification and exculpation of officers, directors and employees and advancement of expenses.

(d) For six years after the Effective Time, Parent shall cause the Surviving Corporation to provide officers’ and directors’ liability, fiduciary liability and similar insurance (collectively, “D&O Insurance”) in respect of acts or omissions occurring prior to the Effective Time covering each Indemnified Person covered as of the date of this Agreement by the Company’s D&O Insurance policies on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date of this Agreement, as well as covering claims brought against each Indemnified Person under ERISA (or a six-year prepaid “tail policy” providing coverage benefits and terms no less favorable to the Indemnified Persons than the Company’s current such policy as well as covering claims brought against each Indemnified Person under ERISA; for the avoidance of doubt, at the request of the Company, Parent shall purchase such “tail policy” prior to the Effective Time, subject to the approval of the Company of the insurance carrier and the terms of such policy (such consent not to be unreasonably withheld, delayed or conditioned), and, in such case, Parent shall cause such policy to be in full force and effect for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation); provided that, in satisfying its obligation under this Section 7.02(d), Parent shall not be obligated to a premium for such “tail policy” in the aggregate in excess of 300% of the aggregate amount per annum the Company paid in its last full fiscal year, which amount the Company has disclosed to Parent prior to the date of this Agreement and provided further that, if the aggregate annual premiums of such insurance coverage exceed such amount, Parent shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.

(e) If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or the Surviving Corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.02.

(f) Parent and the Company hereby acknowledge (on behalf of themselves and their respective Affiliates) that the Indemnified Persons may have certain rights to indemnification, advancement of expenses and/or insurance provided by current stockholders or other Affiliates of the Company (“Indemnitee Affiliates”) separate from the indemnification obligations of Parent and the Surviving Corporation hereunder. The parties hereto hereby agree (i) that the Surviving Corporation is the indemnitor of first resort (i.e., its obligations to the Indemnified Persons under this Section 7.02 are primary and any obligation of any Indemnitee Affiliate to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the Indemnified Persons under this Section 7.02 are secondary), (ii) that the Surviving Corporation shall be required to advance the full amount of expenses incurred by the Indemnified Persons under this Section 7.02 and the Surviving Corporation shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted, without regard to any rights the Indemnified Persons under this Section 7.02 may have against any Indemnitee Affiliate, and (iii) that the parties hereto (on behalf of themselves and their respective Affiliates) irrevocably waive, relinquish and release the Indemnitee Affiliates from any and all claims against the Indemnitee Affiliates for contribution, subrogation or any other recovery of any kind in respect thereof.

(g) The rights of each Indemnified Person under this Section 7.02 shall be in addition to any rights such Person may have under the Organizational Documents of the Company or any of its Subsidiaries, or under Delaware Law or any other Applicable Law or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person and by each Indemnitee Affiliate.

Section 7.03. Employee Matters.

(a) Parent agrees that, during the period commencing at the Effective Time and ending on the first anniversary of the Effective Time, the employees of the Company and its Subsidiaries as of the Effective Time who remain employees of the Surviving Corporation or any of its Subsidiaries following the Effective Time (the “Current Employees”) will be provided with (i) base salary which is no less favorable than the base salary provided by the Company and its Subsidiaries immediately prior to the Effective Time, (ii) subject to Section 7.03(b), bonus opportunities that are substantially comparable in the aggregate to bonus opportunities provided by Parent and its Subsidiaries to substantially similarly situated employees, and (iii) severance benefits that are substantially comparable in the aggregate to those provided by the Company and its Subsidiaries immediately prior to the Effective Time and which are described in Section 4.16(a) of the Company Disclosure Schedule. Parent agrees that, during the period commencing at the Effective Time and ending on December 31, 2014 the Current Employees will be provided with the same retirement and welfare benefits and perquisites (excluding equity and equity based benefits) under the Company’s Employee Plans provided by the Company and its Subsidiaries immediately prior to the Effective Time. Parent agrees that from January 1, 2015 through the first anniversary of the Effective Time, the Current Employees will be provided with retirement and welfare benefits and perquisites (excluding defined benefit pension, retiree medical and life insurance, equity and equity based benefits) provided by Parent to substantially similarly situated employees. Notwithstanding the foregoing, terms of continued employment of any Current Employee subject to a collective bargaining agreement shall be governed by the applicable collective bargaining agreement.

(b) With respect to any employee benefit plan in which any Current Employee first becomes eligible to participate, on or after the Effective Time (the “New Company Plans”), Parent shall: (i) use reasonable best efforts to cause its third-party insurance providers or third-party administrators to waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such Current Employee under any New Company Plans which provide medical benefits and in which such Current Employee may be eligible to participate after the Effective Time, but only to the extent waived or otherwise met under an analogous Employee Plan, and (ii) recognize service of Current Employees accrued prior to the Effective Time (to the extent such service was recognized by the Company and its Subsidiaries under Employee Plans) as if such service were with Parent and its Subsidiaries for purposes of eligibility to participate in and vesting credit (but not for the purposes of benefit accruals) under any New Company Plan (other than any defined benefit pension plan) in which such Current Employees may be eligible to participate after the Effective Time (including for purposes of severance); provided, however, that in no event shall any such credit be given to the extent it would result in the duplication of benefits for the same period of service. With respect to the Company’s and its Subsidiaries’ 401(k) Employee Plans, to the extent the Company or its Subsidiaries has funded any matching contributions prior to the Effective Time and any Company Employee is terminated without cause at or following the Effective Time, Parent shall cause any such terminated Company Employee to be fully vested in such Company Employee’s 401(k) Employee Plan.

(c) No provision of this Section 7.03 (i) creates any third-party beneficiary or other rights, including any rights of continued employment or rights to a particular term of employment, for any employee of the Company or its Subsidiaries (including any beneficiary or dependent thereof) other than Parent, the Company and their respective successors and assigns, (ii) constitutes an employment agreement or an amendment to or adoption of any employee benefit plan of or by any member of Parent, the Company or their Subsidiaries, or (iii) shall alter or limit the ability of Parent, the Company or any of their respective Subsidiaries to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them in accordance with the terms of such plan, program, agreement or arrangement and Applicable Law.

ARTICLE 8

COVENANTS OF PARENT AND THE COMPANY

Section 8.01. Reasonable Best Efforts; Certain Filings.

(a) Subject to the terms and conditions of this Agreement, the Company and Parent shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper and advisable under Applicable Law to consummate in the most expeditious manner possible the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Authority or any other third party all documentation to effect all necessary and advisable filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) taking all appropriate actions, and doing, or causing to be done, all things necessary, proper and advisable under Applicable Laws to consummate and make effective the transactions contemplated by this Agreement, including using its reasonable best efforts to obtain and maintain all approvals, consents, registrations, permits, licenses, certificates, variances, exemptions, orders, franchises, authorizations and other confirmations of all Governmental Authorities or other third parties that are necessary, proper and advisable to consummate the transactions contemplated by this Agreement and to fulfill the conditions to the transactions contemplated by this Agreement, (iii) defending any actions, suits, claims, investigations or proceedings threatened or commenced by any Governmental Authority relating to the transactions contemplated by this Agreement, including seeking to have any stay, temporary restraining order or preliminary injunction entered by any Governmental Authority vacated or reversed, and (iv) cooperating to the extent reasonable with the other parties hereto in their efforts to comply with their obligations under this Agreement. The parties acknowledge and agree that no other filings under any applicable competition, merger control, antitrust or similar law are required or advisable to consummate the transactions contemplated by this Agreement other than (a) a filing of a Notification and Report Form pursuant to the HSR Act and (b) a merger filing with the Colombian Superintendency of Industry and Commerce.

(b) In furtherance and not in limitation of the foregoing, each of Parent and the Company shall (a) make (or shall cause its ultimate parent entity as that term is defined in the HSR Act to make) an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable (and in any event within ten Business Days of the date of this Agreement) and (b) make a merger filing with the Colombian Superintendency of Industry and Commerce as promptly as practicable. Subject to Section 8.01(d), the parties shall supply as promptly as practicable and advisable, any additional information and documentary material that may be requested pursuant to the HSR Act and to use their reasonable best efforts to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable. Notwithstanding anything in this Agreement to the contrary, it is expressly understood and agreed that: (i) Parent shall not have any obligation to litigate or contest any administrative or judicial action or proceeding challenging any transaction contemplated by this Agreement as violative of any Applicable Law, whether temporary, preliminary, or permanent and (ii) Parent shall be under no obligation to (and the Company shall not without the prior written consent of Parent) discuss or make any proposals, execute or carry out agreements, or submit to Orders providing for (A) the sale, license, or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets, businesses, services, products or product lines of Parent or the Company (or any of their respective Subsidiaries or Affiliates), (B) behavioral limitations, conduct restrictions, or commitments with respect to any assets, businesses, services, products or product lines of Parent or the Company (or any of their respective Subsidiaries or Affiliates), (C) the creation, amendment or termination of relationships, ventures, contractual rights or obligations of Parent or the Company (or any of their respective Subsidiaries or Affiliates), and/or (D) the holding separate of the shares of the Company capital stock or any limitation or regulation on the ability of Parent or any of its Subsidiaries or Affiliates to exercise full rights of ownership of the shares of the Company’s capital stock. Any actions taken by or at the request of Parent (if any) in order to obtain any consents or authorizations from any Governmental Authority or other Person shall not affect the Closing Date Merger Consideration or the Final Merger Consideration (and such amounts shall be calculated pro-forma as if such actions did not occur).

(c) Each of Parent and the Company shall promptly notify the other party of any substantive communication it receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permit the other party to review in advance any proposed substantive communication by such party to any Governmental Authority and shall provide each other upon request with copies of all correspondence, filings or communications between them or any of their Representatives and any Governmental Authority relating to the transactions that are the subject of this Agreement. The parties may, as they deem advisable, designate any sensitive materials provided to the other under this Section 8.01 as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the advance written consent of the party providing such materials. In addition, to the extent reasonably practicable, all discussions, telephone calls, and meetings with a Governmental Authority regarding the transactions contemplated by this Agreement shall include representatives of both parties. The parties will consult and cooperate with each other in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, and proposals made or submitted to any Governmental Authority regarding the transactions contemplated by this Agreement.

(d) Except as provided herein, the parties understand and agree that Parent and its external counsel shall have the right to determine, direct and control the general strategy, methods and terms in connection with responding to any review of, or any litigation by, or negotiations with, any antitrust Governmental Authority relating to the transaction contemplated hereby and will take the lead in all meetings, discussions and communications with any Governmental Authority relating to obtaining antitrust approval for the transactions contemplated hereby (unless the communications are in response to a request by a Governmental Authority directed to the Company, in which case the Company or its outside counsel may respond to such request after consulting, to the extent practicable, with Parent or its outside counsel first); provided that the Company and its counsel shall have been provided the right to participate in all substantive meetings, conference calls or similar communications with any antitrust Governmental Authority and consult with Parent in respect of any such actions determined, directed and controlled by Parent. Parent and its outside counsel shall consult with and consider in good faith the views of the Company and its outside counsel with respect to all such matters. For the avoidance of doubt, except as provided herein, if there is a disagreement about the strategy, methods or terms in connection with responding to any review of the transaction by any Governmental Authority, Parent’s decisions shall control. In addition, the Company and its outside counsel shall not discuss with or offer to any Governmental Authority or agree to any divestiture, licensing, hold separate, conduct, or other remedy related to the transaction or related to obtaining antitrust clearance of the transaction without the advance written consent of Parent or its outside counsel.

(e) The Company and Parent shall cooperate with one another in determining any actions, consents, approvals or waivers required to be obtained from third parties to any material Contracts, in connection with the consummation of the transactions contemplated by this Agreement and in taking such actions and seeking timely to obtain any such actions, consents, approvals or waivers.

Section 8.02. Public Announcements. Parent and the Company shall consult with each other before issuing any press release, making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated hereby and, except as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release, make any such other public statement or schedule any such press conference or conference call before such consultation.

Section 8.03. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 8.04. Notices of Certain Events. Each of the Company and Parent shall promptly notify the other of:

(a) any notice or other communication from any unions, work councils, labor organizations or similar bodies in connection with the transactions contemplated by this Agreement;

(b) any action, suit, claim or proceeding commenced or, to the knowledge of the parties, threatened against any party in connection with this Agreement and the transactions contemplated hereunder;

(c) any inaccuracy of any representation or warranty contained in this Agreement at any time during the term of this Agreement that could reasonably be expected to give rise to a risk of termination set forth in Section 10.01(c)(i) or Section 10.01(d)(i), as the case may be; and

(d) any failure of that party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder that could reasonably be expected to give rise to a right of termination set forth in Section 10.01(c)(i) or Section 10.01(d)(i), as the case may be;

provided, however, that the delivery of any notice pursuant to this Section 8.04 shall not limit or otherwise affect the remedies available hereunder to the party receiving that notice.

ARTICLE 9

CONDITIONS TO THE MERGER

Section 9.01. Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction (or, to the extent permissible, waiver) of the following conditions:

(a) The applicable waiting period, together with any extensions thereof, under the HSR Act shall have expired or been terminated and any agreement with any Governmental Authority to not consummate the Merger shall have expired or been terminated.

(b) No Order (whether permanent, preliminary or temporary) is in effect by a Governmental Authority of competent jurisdiction that restrains, enjoins or otherwise prevents the consummation of the Merger due to (i) antitrust, competition, merger controls or similar concerns of a Governmental Authority or (ii) any other reason.

Section 9.02. Conditions to the Obligations of Parent and Merger Subsidiary. The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction (or, to the extent permissible, waiver by Parent) of the following further conditions:

(a) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time;

(b) (i) the representations and warranties of the Company contained in Section 4.05 (Capitalization) shall be true and correct in all respects, except for inaccuracies that are de minimis, at and as of the Effective Time as if made at and as of such time (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or period), (ii) the representations and warranties of the Company contained in Section 4.01 (Corporate Existence and Power), Section 4.02 (Corporate Authorization) and Section 4.10 (No Undisclosed Material Liabilities), shall be true and correct in all material respects at and as of the Effective Time as if made at and as of such time (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or period) and (iii) the other representations and warranties of the Company contained in this Agreement shall be true and correct (disregarding all qualifications or limitations as to “materially”, “Material Adverse Effect” and words of similar import set forth therein, other than in Section 4.08(a)) at and as of the Effective Time as if made at and as of such time (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or period), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, a Material Adverse Effect on the Company;

(c) Parent shall have received a certificate signed by the chief executive officer or chief financial officer of the Company to the effect of clauses (a) and (b) above; and

(d) since the date of this Agreement, there shall not have occurred and be continuing a Material Adverse Effect on the Company.

Section 9.03. Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction (or, to the extent permissible, waiver by the Company) of the following further conditions:

(a) each of Parent and Merger Subsidiary shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time;

(b) the representations and warranties of Parent contained in this Agreement shall be true and correct (disregarding all qualifications or limitations as to “materially”, “Material Adverse Effect” and words of similar import set forth therein) at and as of the Effective Time as if made at and as of such time (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or period), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to, individually or in the aggregate, materially delay or impair the ability of Parent or Merger Subsidiary to consummate the transactions contemplated hereby on a timely basis; and

(c) the Company shall have received a certificate signed by the chief executive officer or chief financial officer of Parent to the effect of clauses (a) and (b) above.

ARTICLE 10

TERMINATION

Section 10.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the shareholders of the Company):

(a)	by mutual written agreement of the Company and Parent;

(b)	by either the Company or Parent, if:

(i) the Merger has not been consummated on or before September 30, 2014 (the “End Date”), provided, however, that this Section 10.01(b)(i) shall not be available to any party (A) whose Willful Breach of any provision of this Agreement results in the failure of the Merger to be consummated on or before the End Date, provided that in the event of a Willful Breach, from and after the End Date, the non-Willful Breaching party shall have 60 days to commence a legal proceeding for specific performance of this Agreement and (x) if such legal proceeding is not commenced by the end of such 60 day period or (y) there is a final and nonappealable judgment by a Governmental Authority of competent jurisdiction denying a claim for specific performance by the non-Willful Breaching party, the Willful Breaching party shall have the right to terminate this Agreement pursuant to the terms and conditions of this Section 10.01(b)(i) notwithstanding this clause (A)) or (B) during the pendency of any legal proceeding by the other party for specific performance of this Agreement;

(ii) there is an Order in effect by a Governmental Authority of competent jurisdiction that restrains, enjoins or otherwise prevents the consummation of the Merger and such enjoinment shall have become final and nonappealable; or

(c)	by Parent, if:

(i) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred (A) that would cause the condition set forth in Section 9.02(a) or Section 9.02(b) not to be satisfied; and (B) such breach or failure is not cured by the Company by the earlier of (x) the End Date or (y) thirty calendar days following receipt by the Company of written notice of such breach or failure provided that, at the time of the delivery of such written notice, Parent shall not be in material breach of its obligations under this Agreement; or

(d)	by the Company if:

(i) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Merger Subsidiary set forth in this Agreement shall have occurred (A) that would cause the condition set forth in Section 9.03(a) or Section 9.03(b) not to be satisfied; and (B) such breach or failure is not cured by the earlier of (x) the End Date or (y) thirty calendar days following receipt by the Company of written notice of such breach or failure provided that, at the time of the delivery of such written notice, the Company shall not be in material breach of its obligations under this Agreement.

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give notice of such termination to the other party, including a description in reasonable detail of the reasons for such termination, to the other party in accordance with Section 11.01, specifying the provision or provisions hereof pursuant to which such termination is effected.

Section 10.02. Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any shareholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto; provided that, if such termination shall result from (a) the Willful Breach by any party of any representation or warranty, covenant or agreement contained herein, or (b) in the case of Parent, the inability or failure of Parent to make any of the payments contemplated by this Agreement (including the payments contemplated by Article 2 and Parent’s fees and expenses), in each case, except as otherwise provided in Section 10.03, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such breach. The provisions of this Section 10.02, Section 6.02(b), Section 6.03(a) with respect to Parent’s obligations of indemnification and expense reimbursement, Section 10.03 and Article 11 shall survive any termination hereof pursuant to Section 10.01.

Section 10.03. Parent Termination Fee.

(a) In the event that this Agreement has been terminated by the Company or Parent (i) pursuant to Section 10.01(b)(i) and the condition set forth in Section 9.01(a) or Section

9.01(b)(i) has not been satisfied on or before the End Date, or (ii) pursuant to Section 10.01(b)(ii) due to a final and non-appealable Order enjoining, restraining or otherwise preventing consummation of the Merger, in each case, under any Applicable Laws with respect to antitrust, competition or merger controls, then within two (2) Business Days following such termination, Parent shall pay to the Company an amount equal to $45,000,000 (the “Parent Termination Fee”), provided, however, that if the failure to consummate the Merger on or before the End Date is the result of a material breach by the Company of its material obligations under Section 8.01 hereof that directly results in the failure of the condition set forth in Section 9.01(a) or Section 9.01(b)(i) hereof to be satisfied and in the event of any such material breach by the Company, Parent shall have given the Company prompt written notice of such breach and the opportunity to cure such breach, then no Parent Termination Fee shall be payable by Parent to the Company. Notwithstanding anything to the contrary in this Agreement, except in the case of a Willful Breach of Section 8.01(b) of this Agreement by Parent or Merger Subsidiary, if Parent and Merger Subsidiary fail to complete the Closing as a result of the failure to satisfy the condition set forth in Section 9.01(a) or Section 9.01(b)(i), then the Company’s sole and exclusive remedy (whether in contract, in tort, at law or otherwise) against Parent and Merger Subsidiary for any breach, loss or damage shall be to terminate this Agreement and receive payment of the Parent Termination Fee and neither Parent nor Merger Subsidiary will have any liability or obligation to the Company relating to or arising out of this Agreement or in respect of any other document or theory of law or equity. The parties understand and agree that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion. In the event of a Willful Breach of Section 8.01(b) of this Agreement, in each case by Parent or Merger Subsidiary, the Company shall have the right to sue for damages which are in excess of the Parent Termination Fee (including damages based on loss of the economic benefits of the transactions contemplated hereby to the Company’s Securityholders). In the event of any Willful Breach by Parent or Merger Subsidiary of any representation, warranty, covenant or agreement contained herein (other than Section 8.01), Parent shall be fully liable for any and all liabilities and damages incurred or suffered by the Company as a result of such breach, the amount of which may be greater than the Parent Termination Fee.

(b) The parties acknowledge that the agreements contained in this Section 10.03 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither Parent nor the Company would have entered into this Agreement; accordingly, if Parent fails to promptly pay any amounts due pursuant to this Section 10.03 and, in order to obtain such payment, the Company commences a suit which results in a judgment against Parent for the amount of the Parent Termination Fee set forth in this Section 10.03, Parent shall pay the Company’s reasonable costs and expenses (including reasonable attorneys’ fees and expenses of enforcement) in connection with such suit, together with interest on the amounts owed at the prime lending rate prevailing at such time, as published in the Wall Street Journal from the date such amounts were required to be paid until the date actually received by the Company.

ARTICLE 11

MISCELLANEOUS

Section 11.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to Parent or Merger Subsidiary, to:

Colfax Corporation
8170 Maple Lawn Boulevard
Suite 180
Fulton, MD 20759
Attention:	Lynne Puckett
Dan Pryor
Facsimile:	301-323-9001

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY 10036
Attention:	Ann Beth Stebbins, Esq.
Facsimile:	917-777-2660

if to the Company, to:

Victor Technologies Holdings, Inc.
16052 Swingley Ridge Road, Suite 300
Chesterfield, Missouri 63017
Attention:	Nick Varsam
Facsimile:	636-728-3010

with a copy to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attention:	Harvey Eisenberg, Esq.
Facsimile:	212-310-8007

and

Irving Place Capital Management, L.P.
745 Fifth Avenue, 7th Floor
New York, NY 10151
Attention:	Douglas R. Korn
Facsimile:	212-551-4651

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 11.02. Non-Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time, or except as otherwise provided in Section 10.02, upon termination of this Agreement.

Section 11.03. Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 11.04. Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense; provided, however, Parent shall bear the filing fees of the Notification and Report Forms filed under the HSR Act and any premerger notification and reports filed under similar applicable antitrust law of any non-United States Governmental Authority.

Section 11.05. Disclosure Schedule References. If and to the extent any information required to be furnished in any Section of the Company Disclosure Schedule is contained in this Agreement or in any other Section of the Company Disclosure Schedule, such information shall be deemed to be included in all Sections of the Company Disclosure Schedule in which the information would otherwise be required to be included only to the extent that it is reasonably apparent that such disclosure is applicable to such other Section. Disclosure of any fact or item in any Section of the Company Disclosure Schedule shall not be considered an admission by the disclosing party that such item or fact (or any non-disclosed item or information of comparable or greater significance) represents a material exception or fact, event or circumstance or that such item has had or would reasonably be expected to have a Material Adverse Effect on the Company or Parent, as the case may be, or that such item or fact will in fact exceed any applicable threshold limitation set forth in the Agreement and shall not be construed as an admission by the disclosing party of any non-compliance with, or violation of, any third party rights (including but not limited to any Intellectual Property rights) or any Applicable Law of any Governmental Authority, such disclosures having been made solely for the purposes of creating exceptions to the representations made herein or of disclosing any information required to be disclosed under the Agreement.

Section 11.06. Binding Effect; Benefit; Assignment.

(a) The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns, except as set forth in the immediately following sentence. Except as (i) provided in Section 6.03(a), Section 7.02, Section

11.15, Section 11.16 and this Section 11.06, (ii) to the extent the Effective Time occurs, for the rights of the Securityholders under Article 2 of this Agreement on and after the Effective Time to receive payment therefor, and (iii) the right of the Company to pursue damages (including damages based on loss of the economic benefits of the transactions contemplated hereby to the Company’s Securityholders) in the event of Parent’s or Merger Subsidiary’s Willful Breach of this Agreement, no provision of this Agreement is intended to confer any rights, benefits or remedies hereunder upon any Person other than the parties hereto and their respective successors and assigns.

(b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of each other party hereto.

Section 11.07. Governing Law. This Agreement, and all claims or causes of action (whether in contract, in tort, at law or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter this Agreement) shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice of law principles that would require or permit the application of the laws of another jurisdiction

Section 11.08. Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement, or the transactions contemplated hereby (whether in contract, in tort, at law or otherwise) shall be exclusively brought in the Delaware Court of Chancery or, if such court shall not have jurisdiction, any federal court sitting in Delaware, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Delaware, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party. Any judgment of such Delaware court may be enforced anywhere.

Section 11.09. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER IN CONTRACT, IN TORT, AT LAW OR OTHERWISE).

Section 11.10. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Delivery of a signed counterpart of a signature page of this Agreement by facsimile or by PDF file (portable document format file) shall be as effective as delivery of a manually signed counterpart of this Agreement. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 11.11. Entire Agreement. This Agreement, including the schedules and exhibits hereto and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter thereof and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter thereof (other than any agreements among the Securityholders, on the one hand, and the Securityholders’ Representative, on the other hand).

Section 11.12. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.13. Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the obligations, undertakings, covenants or agreements of the parties hereto were not performed in accordance with their specific terms or were otherwise breached and that monetary damages, even if available, would not be an adequate remedy. It is accordingly agreed that the Company, on the one hand, and Parent, on the other hand, shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the other party, and to enforce specifically the terms and provisions of this Agreement by a decree of specific performance, without the necessity of proving actual harm or posting a bond or other security therefor, this being in addition to any other remedy to which such party is entitled at law or in equity, and each party hereto agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other party hereto has an adequate remedy at law or that any award of specific performance or other equitable remedy is not an appropriate remedy for any reason at law or in equity. Without limitation of the foregoing, the parties hereto hereby further acknowledge and agree that prior to the Closing, the Company shall be entitled to seek specific performance to enforce specifically the terms and provisions of, and to prevent or cure breaches of the covenants required to be performed by Parent under this Agreement (including to cause Parent to consummate the Merger and the Closing and to make the payments contemplated by this Agreement, including Article 2) in addition to any other remedy to which the Company is entitled at law or in equity, including the Company’s right to terminate this Agreement pursuant to Article 10 and seek money damages (including damages based on loss of the economic benefits of the transactions contemplated hereby to the Company’s

Securityholders); provided that the Company shall not be able to seek specific enforcement of any of the actions described in Section 8.01(d). In the event that the Company, on the one hand, or Parent, on the other hand, brings a legal proceeding for specific performance pursuant to this Section 11.13, and a court rules that the Company or Parent, as applicable, breached any provision of this Agreement, then the breaching party shall also pay the non-breaching party’s reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with all such legal proceedings to seek specific performance of the Company’s or Parent, as applicable, obligations under this Agreement and all legal proceedings to collect such costs and expenses. Each of the parties hereto further agrees that it shall not take any position in any legal proceeding concerning this Agreement that is contrary to the terms of this Section 11.13. For the avoidance of doubt, under no circumstance shall the Company be entitled to receive both payment of the Parent Termination Fee and the grant of specific performance.

Section 11.14. The Securityholders’ Representative.

(a) The Securityholders’ Representative is hereby appointed, authorized and empowered to act as a representative by and for the benefit of the Securityholders, as the exclusive agent and attorney in fact to act on behalf of each Securityholder in connection with, and to facilitate the consummation of the transactions contemplated hereby, which shall include the power and authority:

(i) to execute and deliver this Agreement and the Escrow Agreement (with such modifications or changes therein as to which the Securityholders’ Representative, in its sole discretion, shall have consented) on behalf of the Securityholders and to agree to such amendments or modifications thereto as the Securityholders’ Representative, in its sole discretion, determines to be desirable;

(ii) to execute and deliver such waivers and consents in connection with this Agreement, the Escrow Agreement and the consummation of the transactions contemplated hereby and thereby as the Securityholders’ Representative, in its sole discretion, may deem necessary or desirable, including any amendments or modifications to this Agreement;

(iii) to collect and receive all moneys and other proceeds and property payable to the Securityholders from the Adjustment Escrow Account or Additional Escrow Account, as applicable, as described herein or otherwise payable to the Securityholders pursuant to this Agreement, including the funds in the Adjustment Escrow Account or Additional Escrow Account, as applicable, and any portion of or earnings accrued thereon which may be distributable to the Securityholders, in accordance with the Escrow Agreement, and, subject to any applicable withholding retention laws, to disburse and pay the same to each Securityholder in accordance with the terms of this Agreement;

(iv) to collect and receive all moneys payable by the Securityholders to Parent or the Surviving Corporation pursuant to Section 2.10 hereof, and to pay such amounts to Parent or the Surviving Corporation in accordance with the terms of Section 2.10 hereof;

(v) as the Securityholders’ Representative, to enforce and protect the rights and interests of the Securityholders and to enforce and protect the rights and interests of the Securityholders’ Representative arising out of or under or in any manner relating to this Agreement, the Escrow Agreement and each other agreement, document, instrument or certificate referred to herein or the transactions provided for herein, and to take any and all actions which the Securityholders’ Representative believes are necessary or appropriate under this Agreement and the Escrow Agreement for and on behalf of the Securityholders, including asserting or pursuing any claim or cause of action, or proceeding against Parent or the Company, defending any third party claims or claims by Parent, consenting to, compromising or settling any such claims or causes of action, or proceedings, conducting negotiations with Parent or the Company and their respective Representatives regarding such claims or cause of actions, or proceedings, and, in connection therewith, to (A) assert any claims or causes of action or institute any proceeding, (B) investigate, defend, contest or litigate any claim or cause of action, or proceeding initiated by Parent or the Company or any other Person, or by any Governmental Authority against the Securityholders’ Representative, any or all of the Securityholders, the Adjustment Escrow Amount, the Additional Escrow Amount, or the Securityholders’ Representative Expense Amount and receive process on behalf of any or all of the Securityholders in any such claim or cause of action, or proceeding and compromise or settle on such terms as the Securityholders’ Representative shall determine to be appropriate, and give receipts, releases and discharges with respect to any such claim or cause of action, or proceeding, (C) file any proofs of debt, claims and petitions as the Securityholders’ Representative may deem advisable or necessary, and (D) file and prosecute appeals from any decision, judgment or award rendered in any such action, proceeding or investigation (it being understood that the Securityholders’ Representative shall not have any obligation to take any such actions, and shall not have any liability for any failure to take any such actions);

(vi) to refrain from enforcing any right of the Securityholders or any of them and/or the Securityholders’ Representative arising out of or under or in any manner relating to this Agreement and the Escrow Agreement, or any other agreement, instrument or document in connection with the foregoing; provided, however, that no such failure to act on the part of the Securityholders’ Representative, except as otherwise provided in this Agreement or in the Escrow Agreement, shall be deemed a waiver of any such right or interest by the Securityholders’ Representative or by such Securityholders unless such waiver is in writing signed by the waiving party or by the Securityholders’ Representative;

(vii) to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, unit powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Securityholders’ Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the transactions contemplated by this Agreement, the Escrow Agreement and all other agreements, documents or instruments referred to herein or therein or executed in connection herewith and therewith;

(viii) to provide notice and instructions to the Escrow Agent and to authorize disbursement of funds from the Adjustment Escrow Account or Additional Escrow Account, as applicable, in accordance with this Agreement; and

(ix) to make any payments or pay any expenses under or in connection with this Agreement or on behalf of the Securityholders.

(b) The Securityholders’ Representative shall not be entitled to any fee, commission or other compensation for the performance of its services hereunder, but shall be entitled to the payment of all its third party expenses incurred as the Securityholders’ Representative. In connection with this Agreement, and any instrument, agreement or document relating hereto or thereto, and in exercising or failing to exercise all or any of the powers conferred upon the Securityholders’ Representative hereunder (i) the Securityholders’ Representative shall incur no responsibility whatsoever to any Securityholders by reason of any error in judgment or other act or omission performed or omitted hereunder or in connection with the Escrow Agreement or any such other agreement, instrument or document, excepting only responsibility for any act or failure to act which represents willful misconduct and (ii) the Securityholders’ Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Securityholders’ Representative pursuant to such advice shall in no event subject the Securityholders’ Representative to liability to any Securityholder.

(c) In the event that any amount is owed to the Securityholders’ Representative, whether for fees, expense reimbursement or indemnification, that is in excess of the Securityholders’ Representative Expense Amount, the Securityholders’ Representative shall be entitled to be reimbursed by the Securityholders, and the Securityholders agree to so reimburse the Securityholders’ Representative, and made whole for such shortfall. Upon written notice from the Securityholders’ Representative to the Securityholders as to the existence of a shortfall, including a reasonably detailed description as to such shortfall, each Securityholder shall promptly deliver to the Securityholders’ Representative full payment of his or her ratable share of the amount of such shortfall based upon such holder’s pro rata portion of the Final Merger Consideration.

(d) Parent and the Surviving Corporation shall have the right to rely upon all actions taken or omitted to be taken by the Securityholders’ Representative pursuant to this Agreement (including the Escrow Agreement) all of which actions or omissions shall be legally binding upon the Securityholders.

(e) The grant of authority provided for herein (i) is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Securityholder and (ii) shall survive the consummation of the transactions contemplated hereby.

Section 11.15. No Recourse. This Agreement may only be enforced against, and a claim or cause of action based upon, arising out of, or related to this Agreement may only be brought by the expressly named party to this Agreement and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party (and then only to the extent of the specific obligations undertaken by such named party in this Agreement), no present, former or future Affiliate, officer, director, employee, incorporator, member, partner, stockholder, agent, attorney or other representative of any party or their Affiliates shall have any liability (whether in contract, in tort, at law or otherwise) for any obligations or liabilities of any party which is not otherwise expressly identified as a party, and no recourse shall be brought or granted against any of them, by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach of any of the representations, warranties, agreements or covenants of any party under this Agreement for any claim based upon, in respect of, or by reason of, the Merger or in respect of any oral representations made or alleged to have been made in connection herewith or therewith. The provisions of this Section 11.15 are intended to be for the benefit of, and enforceable by the Affiliates, officers, directors, employees, incorporators, members, partners, stockholders, agents, attorneys and other Representatives of any party or their Affiliates referenced in this Section 11.15 and each such Person shall be a third-party beneficiary of this Section 11.15.

Section 11.16. Legal Representation. Parent, Merger Subsidiary and the Company hereby agree, on their own behalf and on behalf of their directors, members, partners, officers, employees and Affiliates, and each of their successors and assigns (all such parties, the “Waiving Parties”), that Weil, Gotshal & Manges LLP (or any successor) may represent (a) any or all of the Securityholders (the “Seller Group”) or any director, member, partner, officer, employee or Affiliate of the Seller Group, or (b) the Securityholders’ Representative, in each case in connection with any dispute, litigation, claim, proceeding or obligation arising out of or relating to this Agreement, including under any agreements contemplated by this Agreement or the transactions contemplated hereby or thereby (any such representation, the “Post-Closing Representation”) notwithstanding its representation (or any continued representation) of the Company and/or any of its Subsidiaries, and each of Parent, Merger Subsidiary and the Company on behalf of itself and the Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest or any objection arising therefrom or relating thereto. Parent, Merger Subsidiary and the Company acknowledge that the foregoing provision applies whether or not Weil, Gotshal & Manges LLP provides legal services to the Company or any of its Subsidiaries after the Closing Date. Each of Parent, Merger Subsidiary and the Company, for itself and the Waiving Parties, hereby irrevocably acknowledges and agrees that all communications between or among the Company and its Subsidiaries prior to the Closing, the Seller Group and their counsel, including Weil, Gotshal & Manges LLP, made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or proceeding arising out of or relating to, this Agreement, any agreements contemplated by this Agreement or the transactions contemplated hereby or thereby, or any matter relating to any of the foregoing, are privileged communications between the Seller Group and such counsel (notwithstanding that the Company or any of its Subsidiaries participated or was provided such communications nor that the Company or any of its Subsidiaries is also a client of such counsel) and from and after the Closing neither Parent, Merger Subsidiary, the Company, any Subsidiary of the Company, nor any Person purporting to act on behalf of or through Parent, Merger Subsidiary or the Company or any of the Waiving Parties, will seek to obtain the same by any process. From and after the Closing, each of Parent, Merger Subsidiary and the Company, on behalf of itself and the Waiving Parties, waives and will not assert any attorney-client privilege with respect to any communication between Weil, Gotshal & Manges LLP and the Company, its Subsidiaries or any Person in the Seller Group occurring prior to the Closing in connection with this Agreement, any of the agreements contemplated hereby, any of the transactions contemplated hereby or any Post-Closing Representation.

Section 11.17. Rights Cumulative. Except as otherwise expressly limited by this Agreement, all rights and remedies of each of the parties under this Agreement will be cumulative, and the exercise of one or more rights or remedies will not preclude the exercise of any other right or remedy available under this Agreement or Applicable Law.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

COLFAX CORPORATION

By:	/s/ DANIEL ALEXIS PRYOR
Name: DANIEL ALEXIS PRYOR
Title: EXECUTIVE VICE PRESIDENT

[Merger Agreement Signature Page]

HUGO MERGER CO.

By:	/s/ DANIEL ALEXIS PRYOR
Name: DANIEL ALEXIS PRYOR
Title: SENIOR VICE PRESIDENT

[Merger Agreement Signature Page]

VICTOR TECHNOLOGIES HOLDINGS, INC.

By:	/s/ MARTIN QUINN
Name: MARTIN QUINN
Title: CHIEF EXECUTIVE OFFICER

[Merger Agreement Signature Page]

IRVING PLACE CAPITAL MANAGEMENT, L.P.
(solely in its capacity as Securityholders’ Representative)

By:	JDH Management LLC, as general partner

By:	/s/ DOUGLAS KORN
Name: DOUGLAS KORN
Title: SENIOR MANAGING DIRECTOR

[Merger Agreement Signature Page]

Identification of Contents of Omitted Exhibits, Schedules and Annexes

(To be furnished supplementally to SEC upon request.)

EXHIBITS
Exhibit A:	Escrow Agreement
Exhibit B:	Working Capital Calculation
Exhibit C:	Option Surrender Form
Exhibit D:	Letter of Transmittal
Exhibit E:	Product Development or Commissions

COMPANY DISCLOSURE SCHEDULE
Section 1.01(a) Tax Refunds
Section 1.01(b) Knowledge Individuals
Section 1.01(c) Permitted Liens
Section 1.01(d) Specified Employees
Section 2.10 Non-Core Real Estate
Section 4.01 Corporate Existence and Power
Section 4.04 Non-Contravention
Section 4.05 Capitalization
Section 4.06 Subsidiaries
Section 4.09 Absence of Certain Changes
Section 4.11 Litigation and Related Matters
Section 4.12 Compliance with Laws; Permits
Section 4.14 Material Contracts
Section 4.15 Taxes
Section 4.16 Employees and Employee Benefit Plans
Section 4.17 Intellectual Property
Section 4.18 Properties
Section 4.19 Environmental Matters
Section 4.20 Finders’ Fees
Section 4.21 Affiliate Transactions
Section 6.01 Conduct of the Company
Section 6.07 Cancellation of Agreements
Section 6.08 Certain Activities